UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

BRAZE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT— SUBJECT TO COMPLETION

Braze, Inc.
63 Madison Building
28 E. 28th St., 12th Floor
New York, New York 10016
Fellow Stockholders,
Fiscal 2026 was a year of acceleration and inflection at Braze.
We grew revenue 24% for the full year, with fourth-quarter growth accelerating to 28%. That marked the third consecutive quarter of accelerating organic growth. Customer count grew 14% to 2,609, and our large customer cohort ($500,000 or more in ARR) grew 35% to 333, representing 64% of total ARR as of the end of our fiscal year. Trailing twelve-month dollar-based net retention stabilized and turned upward to 109% in the fourth quarter. We crossed $1 billion in remaining performance obligations during the year and surpassed $800 million in ARR shortly after fiscal year-end. Non-GAAP operating margins expanded nearly 400 basis points, and our board authorized a $100 million share repurchase program, reflecting our confidence in the durability of the business and the value of the equity we are building on your behalf.
These results arrived during a period of rapid and high-impact technological change. First-party data and agentic AI are reshaping how brands engage their customers, and they are doing so faster than any shift we have seen in years. Brands that act decisively now will build customer relationships that compound for decades. Braze is built for this moment.
Four foundations explain why:
First, the Braze Data Platform is the context layer for AI. Modern AI is only as good as the context it acts on, and we processed more than 25 trillion data points in calendar 2025 on infrastructure designed for exactly this purpose. The Braze Data Platform is secure, real-time, and engineered to operate at scale, giving our customers and the agents working on their behalf the comprehensiveness and freshness that high-quality decisions require. Nearly a third of our customers already use Braze across five or more channels, and more than half leverage four or more. Among customers spending $500,000 or more annually, over 90% use our SDK, 85% use Currents or Snowflake Data Sharing to export the data Braze generates, and more than half use Cloud Data Ingestion to connect directly to warehouses like Snowflake, Databricks, and BigQuery. This depth is what gives the context layer its power.
Second, our vertical integration produces engagement rooted in a brand's own customer data, not generic LLM outputs. By tightly coupling our data platform, our AI decisioning, and our comprehensive set of marketing, conversational, and product channels, we deliver outcomes that loosely assembled stacks cannot, and we deliver them at the speed and scale that modern consumer experiences demand.
Third, our AI is composable. The BrazeAI Suite combines composable data with composable intelligence, so customers can develop, test, and deploy dynamic campaigns purpose-built for each individual recipient. Because we were born in the age of mobile, Braze was architected from day one to be ecosystem-neutral and to evolve as new channels, use cases, and AI capabilities emerge. Composability is not a retrofit. It is a founding constraint.
Fourth, Braze is both a revenue engine and operational infrastructure. Customer engagement is a multiplier on the customer acquisition investments brands have already made, which means even basis points of performance translate into material upside. The world's most demanding brands trust us with their most important workloads because we deliver the agility, observability, and reliability that business-critical systems require, and because settling for "good enough" on the engagement layer means leaving meaningful enterprise value on the table.

Underneath these foundations is a distinctive customer and a distinctive team. Braze has always been a platform for the builder marketer: small, tech-forward teams who use Braze to design and execute sophisticated programs that would otherwise require an army. We have never charged a seat license for our software. Our pricing scales with the work the platform does, which aligns us with our customers' outcomes and concentrates leverage in the hands of the people best positioned to use it. With BrazeAI Operator and BrazeAI Agent Console, we are putting more power into those hands while making the platform easier to use. That combination is rare in enterprise software, and we believe it is increasingly valuable as AI reshapes how marketing teams work.
We are advancing the platform at the fastest pace of new product delivery in our history. BrazeAI Operator and BrazeAI Agent Console reached general availability ahead of schedule and are seeing strong early adoption. BrazeAI Decisioning Studio is scaling rapidly and contributing meaningfully to growth. We are doing this work with an R&D organization that combines intensity and experience, including many of the same leaders who navigated Braze from its early years through IPO and on to $800 million in ARR. Braze grew up in one of the most competitive corners of software, and that has taught us how to win together. We expect the years ahead to move faster and reach higher.
A final thought on what does not change. Whatever happens with consumer devices, app stores, or the next generation of AI interfaces, the most valuable customers to any brand will continue to be the ones with whom that brand has a direct relationship. Braze helps brands expand and strengthen those audiences, manage the first-party data that defines them, and orchestrate the interactions that enrich them. That is a durable place to stand.
On behalf of our board and our global team, thank you for your investment in Braze. We are committed to delivering technologies that create long-lasting value, and we are energized for the year ahead.
I am pleased to invite you to the Braze Annual Meeting of Stockholders on Tuesday, June 30, 2026, at 2:00 p.m. Eastern Time. The meeting will be held virtually via live webcast. Your vote matters. Whether or not you plan to attend, please vote. Instructions are on page 4 of the proxy statement.
Thank you for your continued support.

Bill Magnuson President, Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 30, 2026
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Braze, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held virtually, via live webcast available at www.virtualshareholdermeeting.com/BRZE2026, originating from New York, New York, on Tuesday, June 30, 2026, at 2:00 p.m., Eastern Time. We encourage you to attend online and participate. In order to attend, you must log in prior to the start of the meeting using the control number included in your Notice of Internet Availability, voting instruction form or in the instructions that you received via email. We recommend that you log in approximately 15 minutes before 2:00 p.m., Eastern Time, on June 30, 2026, to ensure you are logged in when the Annual Meeting starts.
The Annual Meeting will be held for the following purposes:
1.	To elect two Class II directors: Neeraj Agrawal and Yvonne Wassenaar, each to hold office until our Annual Meeting of Stockholders in 2029.
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
3.	To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.
4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by recent amendments to Delaware law.
5.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the proxy statement accompanying this Notice of Internet Availability.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/BRZE2026 and logging in prior to the start of the meeting using the control number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement.
The record date for the Annual Meeting is May 4, 2026. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 30, 2026. This Proxy Statement and the company’s Annual Report on Form 10-K for the 2026 fiscal year are available at www.proxyvote.com.
As permitted by applicable Securities and Exchange Commission rules, on or about May   , 2026, we mailed an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and Annual Report on Form 10-K for the 2026 fiscal year online, as well as instructions on how to obtain printed copies of these materials by mail.

By Order of the Board of Directors

Susan Wiseman General Counsel and Secretary

New York, New York
May   , 2026

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online during the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.

Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

i

Braze, Inc.
63 Madison Building
28 E. 28th St., 12th Floor
New York, New York 10016
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 30, 2026
Dear Stockholder:
Our board of directors is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Braze, Inc., a Delaware corporation, to be held virtually, via live webcast available at www.virtualshareholdermeeting.com/BRZE2026, originating from New York, New York, on Tuesday, June 30, 2026, at 2:00 p.m., Eastern Time, and any adjournment or postponement thereof. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 (the “Annual Report”), to our stockholders primarily via the internet. On or about May   , 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders of record at the close of business on May 4, 2026 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 111,783,722 shares of our Class A common stock outstanding and entitled to vote. Each holder of Class A common stock will have the right to one vote per share of Class A common stock. A list of stockholders entitled to vote at the Annual Meeting will be available for examination for ten days before the Annual Meeting by emailing us at ir@braze.com. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/BRZE2026 and on page 2 of this proxy statement.
In this proxy statement, we refer to Braze, Inc. as “Braze,” “the company,” “we” or “us” and the board of directors of Braze as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2026, accompanies this proxy statement. You also may obtain a copy of the Annual Report without charge by emailing ir@braze.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May   , 2026 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/BRZE2026. The Annual Meeting will start at 2:00 p.m., Eastern Time, on Tuesday, June 30, 2026. Stockholders attending the Annual Meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to attend, you must log-in at www.virtualshareholdermeeting.com/BRZE2026 prior to the start of the Annual Meeting using your control number. Your control number is included in the Notice, and, if you are a stockholder of record, on your proxy card, or, if you hold your common shares in “street name,” in your voting instruction card and voting instructions received from your broker, bank or other agent. Instructions on how to attend and participate online are available at www.proxyvote.com. We recommend that you log in approximately 15 minutes before 2:00 p.m., Eastern Time, on June 30, 2026, to ensure you are logged in when the Annual Meeting starts. The virtual meeting room will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/BRZE2026 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•	Please direct all questions to William Magnuson, our Chief Executive Officer.
•	Please include your name and affiliation, if any, when submitting a question or comment.
•	Limit your remarks to one brief question or comment that is relevant to the business of the Annual Meeting.
•	Questions may be grouped by topic by our management.
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Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.
•	No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that is available online at www.virtualshareholdermeeting.com/BRZE2026.

Will a list of record stockholders as of the Record Date be available?
For the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose by emailing us at ir@braze.com.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, our only voting securities outstanding are shares of our Class A common stock. On the Record Date, there were 111,783,722 shares of Class A common stock outstanding and entitled to vote (representing an aggregate of 111,783,722 votes).
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Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver separately from the Notice prior to the Annual Meeting to ensure your vote is counted.

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Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Further instructions will be provided to you as part of your registration process.

How many votes do I have?
Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date on all matters described in this proxy statement for which your vote is being solicited.
What am I voting on?
There are four matters scheduled for a vote:
•	Proposal 1: To elect two Class II directors: Neeraj Agrawal and Yvonne Wassenaar, each to hold office until our Annual Meeting of Stockholders in 2029;
•	Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
•
Proposal 3: To ratify the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027; and

•	Proposal 4: To approve an amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by recent amendments to Delaware law.
What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?
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Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver separate from the Notice prior to the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.

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To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/BRZE2026 starting at 2:00 p.m., Eastern Time, on Tuesday, June 30, 2026. The webcast will open 15 minutes before the start of the Annual Meeting.

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To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 29, 2026 to be counted.

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To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 29, 2026 to be counted.

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To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. To vote prior to the Annual Meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. You may also access and vote at the Annual Meeting by logging in with your control number on your voting instruction form at www.virtualshareholdermeeting.com/BRZE2026. Further instructions will be provided to you as part of your registration process.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
If I am a stockholder of record and I do not vote, or if I return a signed proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the two nominees for director; “FOR” the advisory approval of the compensation of our named executive officers, “FOR” the ratification of the selection of Ernst and Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027 and “FOR” approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by recent amendments to Delaware law. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Accordingly, your broker or nominee may vote your shares on Proposal 3. Your broker or nominee, however, may not vote your shares on Proposals 1, 2 or 4 without your instructions. Such an event would result in a “broker non-vote.” Please instruct your bank, broker or other agent to ensure that your vote will be counted.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These shares are counted as “broker non-votes.”
Can I change or revoke my vote after submitting my proxy?
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Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•	Submit another properly signed proxy card with a later date.
•	Grant a subsequent proxy by telephone or through the internet.
•	Send a timely written notice that you are revoking your proxy via email at ir@braze.com.
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Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or internet proxy is the one that is counted.
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Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting. For Proposal 1, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote with respect to one or more of the nominees. For Proposal 2, you may vote “FOR,” “AGAINST” or you may abstain from voting. For Proposal 3, you may vote “FOR,” “AGAINST’ ’or you may abstain from voting. For Proposal 4, you may vote “FOR,” “AGAINST’ ’or you may abstain from voting.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of votes withheld, abstentions and broker non-votes.

Proposal	Vote Required for Approval	Votes withheld/ Abstentions	Broker Non-Votes
1. Election of Directors
A plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors is required for the election of each director nominee. The two nominees with the most “FOR” votes will be elected.
		Not applicable	No effect

2. Advisory Vote on the Compensation of our Named Executive Officers	This proposal must receive “FOR” votes from the holders of shares representing a majority of the votes cast affirmatively or negatively (excluding abstentions and broker nonvotes).	No effect	No effect

3. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027	This proposal must receive “FOR” votes from the holders of shares representing a majority of the votes cast affirmatively or negatively (excluding abstentions and broker nonvotes).	No effect	Not applicable

4. To approve an amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by recent amendments to Delaware law.	Must receive “FOR” votes from the holders of a majority of the outstanding shares of Class A common stock entitled to vote thereon.	Same effect as votes against the proposal	Same effect as votes against the proposal

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares of Class A common stock entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 111,783,722 shares of Class A common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to such Form 8-K to publish the final results.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be submitted in writing by   , 2027 to our Corporate Secretary at 63 Madison Building, 28 E. 28th St. 12th Floor, New York, New York 10016, Attention: Secretary.
Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2027 Annual Meeting of Stockholders outside of Rule 14a-8 under the Exchange Act, you must do so not later than the close of business on April 1, 2027, nor earlier than the close of business on March 2, 2027. However, if the date of our 2027 Annual Meeting of Stockholders is not held between May 31, 2027 and July 30, 2027, to be timely, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting of Stockholders and (B) not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS
Our board of directors currently consists of seven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
Our directors are divided into the three classes as follows:
•	Class I directors: Phillip Fernandez and Fernando Machado, whose terms will expire at the Annual Meeting of Stockholders to be held in 2028;
•	Class II directors: Neeraj Agrawal and Yvonne Wassenaar, whose terms will expire at our upcoming Annual Meeting of Stockholders; and
•	Class III directors: Tara Walpert Levy, William Magnuson, and David Obstler, whose terms will expire at the Annual Meeting of Stockholders to be held in 2027.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Braze.
Each of Mr. Agrawal and Ms. Wassenaar is currently a member of our board of directors and has been nominated for reelection to serve as a Class II director. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2029 and until his or her successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our board of directors or the board of directors may reduce its size.
Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity of background and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who possess relevant expertise and experience upon which to be able to offer advice and guidance to management, have sufficient time to devote to the affairs of Braze, demonstrate excellence in his or her field, have the ability to exercise sound business judgment, have experience as a board member or executive officer of another publicly held company, and have the commitment to rigorously represent the long-term interests of our stockholders. To provide a mix of experience and perspective on the board, the committee also takes into account diversity of background, skills and such other factors that it deems appropriate to maintain a balance of knowledge, experience and capability on the board. The biographies below under “Information Regarding Director Nominees and Current Directors” include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led the committee to believe that that nominee should continue to serve on the board. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH CLASS II DIRECTOR NOMINEE NAMED ABOVE

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS
Our board of directors currently consists of seven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
The following table sets forth, for the Class II nominees and our other directors who will continue in office after the Annual Meeting, their ages and positions or office held with us as of May 4, 2026:

Name	Age	Position
Class I directors continuing in officer until the 2028 Annual Meeting of Stockholders
Phillip Fernandez	65	Director
Fernando Machado	51	Director
Class II directors for election at the 2026 Annual Meeting of Stockholders
Neeraj Agrawal	53	Director
Yvonne Wassenaar	57	Director
Class III directors continuing in office until the 2027 Annual Meeting of Stockholders
Tara Walpert Levy	52	Director
William Magnuson	38	Chief Executive Officer, President and Director
David Obstler	66	Director

Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Election at the 2026 Annual Meeting of Stockholders
Neeraj Agrawal has served as a member of our board of directors since April 2016. He is a General Partner of Battery Ventures, a venture capital firm, where he has worked since August 2000. Mr. Agrawal has served as a director of Sprinklr, Inc. since August 2011, and he was previously a member of the boards of directors of Amplitude, Inc., Bazaarvoice, Inc., Coupa Software Incorporated, Marketo, Inc., and Wayfair, Inc. Mr. Agrawal received his M.B.A. from the Harvard Business School and his B.S. in Computer Science from Cornell University. We believe Mr. Agrawal is qualified to serve as a member of our board of directors based on his extensive business experience in the software and web services industries, his experience in venture capital and his service as a director of various public and private companies.
Yvonne Wassenaar has served as a member of our board of directors since June 2024. She served as chief executive officer of Puppet, Inc., an information technology automation software company, from January 2019 to May 2022. Ms. Wassenaar currently serves on the board of directors of Arista Networks, Inc., a public cloud networking company, JFrog Ltd., a public software supply chain platform provider, and Rubrik, Inc., a public zero trust data management company. Ms. Wassenaar previously served on the boards of directors of Anaplan, Inc., a public cloud-based business planning software company acquired by Thoma Bravo, LLC, Forrester Research, Inc., a public research and advisory company, and Mulesoft, Inc., a public enterprise software company acquired by Salesforce. Ms. Wassenaar holds a Bachelor of Arts in Economics with a specialization in computing from the University of California, Los Angeles and a Master of Business Administration from the UCLA Anderson School of Business. We believe that Ms. Wassenaar is qualified to serve as a member of our board of directors because of her extensive experience in the technology industry and her experience as a public company director.
Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders
Tara Walpert Levy has served as a member of our board of directors since January 2020. Ms. Levy is the Vice President, Americas for YouTube, an entertainment technology company, a position she has held since November 2021. Prior to joining YouTube, Ms. Levy served as the Vice President of Agency and Brand Solutions for Google, Inc., a commercial and consumer technologies company, a position she held from April 2017 to November 2021. Ms. Levy also served as Vice President of Agency Solutions for Google from October 2014 to March 2017. Ms. Levy has served as a director of Bloomin’ Brands, Inc. since July 2013. She was previously the Chair of the Board of Directors of the American Advertising Federation and the Chair of the Board of Directors of

the Ad Council. Ms. Levy received her M.B.A. and B.A. from Harvard University. We believe that Ms. Levy is qualified to serve as a member of our board of directors because of her extensive experience in the technology industry and her experience as a public company director.
William Magnuson has served as our President since June 2025, as our Chief Executive Officer since January 2017 and as a member of our board of directors since August 2014. He previously served as our Chief Technology Officer from July 2011 to December 2016. Mr. Magnuson received his Masters of Engineering (MEng) and B.S. from the Massachusetts Institute of Technology. We believe that Mr. Magnuson is qualified to serve as a member of our board of directors based on his experience building and leading our business and his insight into corporate matters as our Chief Executive Officer.
David Obstler has served as a member of our board of directors since May 2021. Mr. Obstler is the Chief Financial Officer of Datadog, Inc., a position he has held since November 2018. Prior to that, Mr. Obstler held Chief Financial Officer positions at a number of other companies, including TravelClick, Inc., a hospitality technology company, where he served from September 2014 to October 2018; OpenLink Financial LLC, a financial services software provider, where he served from November 2012 to July 2014; MSCI Inc., a financial index and investment management software company, where he served from June 2010 to September 2012; and Risk Metrics Group, Inc., a risk management and corporate governance service provider, where he served from January 2005 to June 2010. Earlier in his career, Mr. Obstler held various investment banking positions at J.P. Morgan, Lehman Brothers and Goldman Sachs. Mr. Obstler received his M.B.A. from Harvard Business School and his B.A. from Yale University. We believe that Mr. Obstler is qualified to serve as a member of our board of directors because of his financial expertise, management experience and extensive experience in the technology industry.
Directors Continuing in Office Until the 2028 Annual Meeting of Stockholders
Phillip Fernandez has served as a member of our board of directors since May 2019. In 2016, he retired from Marketo, Inc., a marketing software company, where he served as Chairman and Chief Executive Officer, since co-founding the company in 2006. Prior to founding Marketo, Mr. Fernandez was President and Chief Operating Officer of Epiphany, Inc., a marketing software company, and before that, was Chief Operating Officer of Red Brick Systems Inc., a relational database software company. Mr. Fernandez received his B.A. in History from Stanford University. We believe Mr. Fernandez is qualified to serve as a member of our board of directors because of his more than 40 years of experience in the technology field and his prior service as a public company director and executive.
Fernando Machado has served as a member of our board of directors since April 2023. Mr. Machado is currently an operating partner at Garnett Station Partners, LLC, an investment firm, where he has served at since October 2023 Prior to that, Mr. Machado was the Chief Marketing Officer of The NotCompany, Inc., a food-tech company, from April 2023 to November 2023, where he now serves as an advisor to their board. Prior to that, Mr. Machado held Chief Marketing Officer positions at a number of other companies, including Activision Blizzard, Inc., a video game company, where he served from April 2021 to April 2023, Restaurant Brands International Inc., a fast food company, where he served from January 2020 to April 2021, and Burger King Corp., a fast food company, where he served as Global Chief Marketing Officer from October 2017 to January 2020. Mr. Machado holds an M.B.A. from INSEAD (France) and a B.A. in Mechanical Engineering from UNICAMP (Brazil). We believe that Mr. Machado is qualified to serve as a member of our board of directors because of his marketing expertise, management experience and extensive experience in the marketing industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Our Board of Directors
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of the information provided by each director concerning his or her background, employment and other affiliations, relevant identified transactions and relationships between such director, and any of his or her family members, and Braze, our senior management and our independent auditors, if any, our board of directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mses. Levy and Wassenaar and Messrs. Agrawal, Fernandez, Machado and Obstler. In making those independence determinations, our board of directors took into account certain relationships and transactions that occurred in the ordinary course of business between Braze and entities with which some of our directors are or have been affiliated. Mr. Magnuson is not independent due to his position as our President and Chief Executive Officer.
Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock.
Board Leadership Structure
Our board of directors is currently chaired by our President and Chief Executive Officer, Mr. Magnuson. Our board of directors has also appointed Mr. Fernandez as Lead Independent Director.
Our corporate governance guidelines specify that our board of directors will select our Chief Executive Officer and Chairperson of our board of directors in the manner that it determines to be in the best interests of our stockholders and in accordance with our amended and restated certificate of incorporation, our amended and restated bylaws, as each may be amended and restated from time to time, and any stockholder agreements, if any are then in effect. We do not believe there should be a fixed rule regarding the positions of Chief Executive Officer and Chairperson being held by different individuals, or whether the Chairperson should be an employee of the company or should be elected from among our non-employee directors. Our needs and the individuals available to assume these roles may require different outcomes at different times, and our board of directors believes that retaining flexibility in these decisions is in the best interests of our company. Our nominating and corporate governance committee periodically reviews this matter and has recommended, and our board of directors has determined, that the roles of Chief Executive Officer and Chairperson of our board of directors should be vested in the same person and that a Lead Independent Director shall be separately designated at this time.
We believe that our current practice of combining the positions of Chief Executive Officer and Chairperson helps to ensure that the board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairperson at this time has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairperson provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Chairperson is better positioned to act as a bridge between management and the board, facilitating the regular flow of information. We also believe that it is advantageous to have a Chairperson with an extensive history with and knowledge of our company (as is the case with our Chief Executive Officer) as compared to a relatively less informed independent Chairperson.
Our corporate governance guidelines provide that one of our independent directors may serve as the Lead Independent Director at any time that we do not have an independent chair of the board of directors. The Lead Independent Director’s duties include: (i) presiding at all meetings of our board of directors at which the Chairperson is not present, including executive sessions of the independent directors; (ii) acting as liaison between the independent directors and our Chief Executive Officer and Chairperson; (iii) presiding over meetings of the independent directors; (iv) consulting with the Chairperson in planning and setting schedules and agendas for our board of director meetings; and (v) performing such other functions as our board of directors may delegate. Further, due to his relationship with both management and the independent directors, we believe the Lead Independent Director is well positioned to guide the Board of Directors in its independent oversight of the company’s risk management.
Role of the Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. Our board of directors and its committees consider specific risk topics, including risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cyber security. It is the responsibility of each committee chair to report findings regarding material risk exposures to our board of directors as quickly as possible.
Our audit committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management and financial risk assessment, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Areas of focus for the audit committee include our policies and other matters relating to our investments, cash management and foreign exchange management, major financial risk exposures, the adequacy and effectiveness of our privacy and information security policies and practices and the internal controls regarding privacy and information security, and the steps taken by management to monitor and mitigate or otherwise control these exposures and to identify future risks. Our management also regularly reports to our audit committee on management’s assessment, mitigation efforts and processes related to our key business risks, including but not limited to finance, privacy, product and technology, information security (including cyber security and back-up of information systems), competition and legal compliance. Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on us, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices, and policies. Our nominating and corporate governance committee monitors the adequacy of our environmental and social practices, corporate governance and reporting. Each committee then reports to our board of directors on these matters as it deems appropriate.
In connection with its reviews of the operations and corporate functions of our company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While our board of directors and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to our board of directors and its committees on such matters.
Meetings of the Board of Directors and its Committees
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met four times during the fiscal year ended January 31, 2026. With respect to the committees of our board of directors, the audit committee met four times during the fiscal year ended January 31, 2026, the compensation committee met five times during the fiscal year ended January 31, 2026, and the nominating and corporate governance committee met four times during the fiscal year ended January 31, 2026. During the fiscal year ended January 31, 2026, each director attended 75% or more of the aggregate meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting. Five of our directors attended the 2025 Annual Meeting of Stockholders.
Information Regarding Committees of the Board of Directors
Our board of directors has established a standing audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Our board of directors has adopted a written charter for each of our committees, which are available to stockholders on our investor relations website at investors.braze.com.

The following table provides membership information for each of the standing committees of our board of directors from February 1, 2025 through January 31, 2026:

Name	Audit	Compensation And Leadership Development	Nominating and Corporate Governance
William Magnuson
Neeraj Agrawal			X
Phillip M. Fernandez	X	X*
Tara Walpert Levy		X	X*
Fernando Machado		X
David Obstler	X*
Yvonne Wassenaar	X

*	Committee Chairperson
Our board of directors has determined that each member of each standing committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Below is a description of each standing committee of our board of directors:
Audit Committee
For the fiscal year ended January 31, 2026, our audit committee consisted of Mr. Obstler, Mr. Fernandez and Ms. Wassenaar. Our board of directors has determined that each member of our audit committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Obstler, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our audit committee include, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•	helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing our policies on risk assessment and risk management;
•
reviewing with management and the independent registered public accounting firm the scope, design, adequacy and effectiveness of internal control over financial reporting, including our information and cyber security systems, and our disclosure controls and procedures;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;

•	developing procedures for employees to submit concerns confidentially and anonymously about questionable accounting or audit matters;
•	reviewing related-party transactions; and
•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations.
Report of the Audit Committee of the Board of Directors
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2026 with management of the company. The audit committee has also reviewed and discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB and the SEC regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with Ernst & Young LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, and be filed with the SEC.
David Obstler, Chair
Phillip Fernandez (Audit Committee Member)
Yvonne Wassenaar (Audit Committee Member)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation and Leadership Development Committee
For the fiscal year ended January 31, 2026, our compensation committee consisted of Messrs. Fernandez and Machado and Ms. Levy. The chair of our compensation committee is Mr. Fernandez. Our board of directors has determined that each member of our compensation committee is independent under the listing standards of the Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The principal duties and responsibilities of our compensation committee include, among other things:
•	approving the retention of compensation consultants and outside service providers and advisors;
•
reviewing and approving, or recommending that our board of directors approve, the employment agreements, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers and other senior management, including evaluating the performance of our Chief Executive Officer and, with his assistance, that of our other executive officers and senior management;

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our directors;
•	administering our equity and non-equity incentive plans;
•	administering our compensation recoupment policy;
•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
We believe that the composition and functioning of our compensation committee complies with all applicable SEC and Nasdaq rules and regulations.
Compensation Committee Processes and Procedures
The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the Chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in compensation committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Braze. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee is also responsible for assessing the independence of any consultant in accordance with the requirements of Nasdaq.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon the adviser’s independence, the compensation committee engaged Compensia, Inc. (“Compensia”) as its compensation consultant. The compensation committee has analyzed whether the work of Compensia, as compensation consultant, raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Compensia did not perform any work for us in our 2026 fiscal year, other than in respect of executive officer, senior leadership and director compensation. Based on its analysis, the compensation committee has determined that the work of Compensia, and the individual compensation advisors employed by Compensia do not create any conflict of interest pursuant to the SEC rules and the listing standard of Nasdaq. The compensation committee requested that Compensia:
•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;
•	assist in refining our compensation strategy and in developing and implementing an executive and director compensation program to execute that strategy; and
•	review our Compensation Discussion and Analysis and other compensation-related disclosure included in our proxy statement for our 2026 Annual Meeting of Stockholders.
As part of its engagement, Compensia was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the compensation committee for its consideration.
Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The evaluation of our Chief Executive Officer’s performance is conducted by the compensation committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial results and projections, reported achievement of company targets and goals, operational data, executive and director stock ownership information, company stock performance data, analyses of historical and current executive compensation levels, reports of industry compensation trends, current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
For the fiscal year ended January 31, 2026, our nominating and corporate governance committee consisted of Mr. Agrawal and Ms. Levy. The chair of our nominating and corporate governance committee is Ms. Levy. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the listing standards of Nasdaq.
Specific responsibilities of our nominating and corporate governance committee include:
•	identifying, evaluating, and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;
•	approving the retention of director search firms;
•	evaluating the performance of our board of directors, the committees thereof and of individual directors, including overseeing an annual evaluation of the board’s and each committee’s performance;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•
overseeing and reviewing our environmental, social and governance programs, including reviewing and discussing with management any narrative disclosure regarding such matters included in any public filings with SEC or any environmental, social or governance reports we may choose to publicly publish;

•	reviewing possible conflicts of interest of our officers and directors; and
•	evaluating the adequacy of our corporate governance and social responsibility practices and reporting.
We believe that the functioning of our nominating and corporate governance committee complies with all applicable SEC and Nasdaq rules and regulations.
In recommending candidates to the board of directors, the nominating and corporate governance committee considers such factors as: (i) possessing relevant expertise and experience upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to the affairs of the company; (iii) demonstrating excellence in his or her field; (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly held company; (vi) within our board of directors as a whole, whether there is a diversity of personal backgrounds, perspectives and experiences; and (vii) having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Braze and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity of background, age, skills and such other factors as it deems appropriate, given the needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability on the board.
In the case of an incumbent director whose term of office is set to expire, the nominating and corporate governance committee reviews such director’s overall service to Braze during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee(s) for recommendation to our board of directors.

From time to time, the nominating and corporate governance committee, in its discretion, may recommend to our board of directors changes to the criteria for membership on our board. If such changes are adopted by our board of directors, the nominating and corporate governance committee will evaluate, and make recommendations to the board of directors regarding, existing members according to the new criteria. Based on these recommendations, the board of directors may ask a director who no longer meets the complete criteria for board membership to adjust his or her committee assignments, not stand for re-election at Braze’s annual meeting of stockholders or resign from our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and corporate governance committee at 63 Madison Building, 28 E. 28th St., 12th Floor, New York, New York 10016, Attention: Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders.
Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of our capital stock and related investment intent for such capital stock (including a list of any pledge of or encumbrances on such shares), a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such proposed candidate on the one hand, and any proponent of such proposed candidate, a description of the proposed candidate’s business experience for at least the last five years, a description of the proposed candidate’s qualifications as a director and all other information concerning such proposed candidate as would be required to be disclosed in a proxy statement soliciting proxies for the election of such proposed candidate as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected and a completed director questionnaire regarding the matters described in our bylaws. We may also require any proposed nominee to furnish such other information as is reasonably required to determine the eligibility of such proposed nominee to serve as an independent director under applicable Nasdaq requirements or applicable law. Additionally, pursuant to our corporate governance guidelines, each potential candidate must provide a list of references and agree (i) to be interviewed by members of our nominating and corporate governance committee or other directors in the discretion of the nominating and corporate governance committee, and (ii) to a background check or other review of the qualifications of such proposed candidate by Braze. Prior to nomination of any potential candidate by our board of directors, each member of the board will have an opportunity to meet with the proposed candidate. Upon request, any candidate nominated will agree in writing to comply with our corporate governance guidelines, our code of business conduct and ethics and all other policies and procedures of Braze applicable to our board of directors.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals and director nominations due for next year’s annual meeting?” above and refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Communications with Our Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Stockholders of Braze wishing to communicate with our board of directors or an individual director may do so by sending a written communication to the board of directors or such director c/o 63 Madison Building, 28 E.  28th St., 12th Floor, New

York, New York 10016, Attn: Secretary. The Secretary will review each communication and will forward such communication to the board of directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct is posted on our website at www.braze.com. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Notice and related proxy materials, and you should not consider information on our website to be part of this Notice and related proxy materials.
Hedging Policy
Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our Class A common stock by our employees, directors and their affiliates, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy generally prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options and engaging in short selling of our Class A common stock. Furthermore, our insider trading policy prohibits purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan, except in limited circumstances pre-approved by our board of directors or our nominating and corporate governance committee.

EXECUTIVE OFFICERS
The following table sets forth, for our executive officers, their ages and positions held with us as of May 4, 2026:

Name(1)	Age	Principal Position
William Magnuson	38	President, Chief Executive Officer and Chairman
Isabelle Winkles(2)	48	Chief Financial Officer
Jonathan Hyman	40	Chief Technology Officer
Astha Malik	46	Chief Business Officer
Edward McDonnell	54	Chief Revenue Officer
Susan Wiseman(3)	67	General Counsel and Secretary

(1)	Mr. Kleeger resigned as our President and Chief Commercial Officer on June 1, 2025 and, effective immediately thereafter, Mr. Magnuson was appointed our President.
(2)	On April 28, 2026, the company announced that Ms. Winkles intends to resign from her role as Chief Financial Officer on May 29, 2026.
(3)	On April 7, 2026, the company announced that Ms. Wiseman intends to retire from her role as General Counsel and Secretary on or before June 30, 2026.
Biographical information for William Magnuson is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Isabelle Winkles has served as our Chief Financial Officer since January 2020. Prior to joining us, Ms. Winkles served in various roles, including Vice President, Finance of Cognizant Technologies Solutions Corp., a professional services company, from April 2018 to January 2020 and Managing Director of Morgan Stanley & Co., an investment bank, from January 2016 to April 2018. Ms. Winkles received her M.B.A. from Harvard University and her B.S. from the Massachusetts Institute of Technology.
Jonathan Hyman has served as our Chief Technology Officer since December 2016. He previously served as our Chief Information Officer from July 2011 to December 2016. Mr. Hyman received his A.B. in computer science from Harvard College.
Astha Malik has served as our Chief Business Officer since June 2023. She previously served as our Chief Marketing Officer from June 2022 to June 2023. Prior to Braze, she served as Chief Operating Officer of VTEX, a digital commerce company, from May 2021 to June 2022. Prior to VTEX, Ms. Malik served multiple roles at ZenDesk, a customer service software company, including as the Global Vice President of Go-to- Market Strategy from April 2019 to May 2021 and as the Global Vice President of Platform and Product Marketing from February 2017 to April 2019. Ms. Malik received her Bachelor of Commerce degree in Business from Delhi University and her M.S. from Florida International University, Chapman School of Business.
Edward McDonnell has served as our Chief Revenue Officer since July 2025. Prior to Braze, he served as Chief Revenue Officer of Asana, a workflow management software company, from August 2023 to July 2025. Prior to Asana, Mr. McDonnell served in multiple senior sales and revenue leadership roles at Salesforce, a customer relationship management software company, including as Executive Vice President of Sales and Chief Revenue Officer for Marketing Cloud Sales, from February 2016 to August 2023. Mr. McDonnell received his Bachelor of Science degree in Finance from the University of Rhode Island.
Susan Wiseman has served as our General Counsel and Secretary since January 2016. She previously served as Managing Counsel, Commercial at Salesforce, a customer relationship management software company, from August 2012 to December 2015. Ms. Wiseman received her J.D. from New York University School of Law and her B.S. from Northwestern University.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our compensation committee arrived at specific compensation decisions for our 2026 fiscal year for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of January 31, 2026, collectively referred to as our “named executive officers”:

Name	Position(s)
William Magnuson	Chief Executive Officer
Isabelle Winkles	Chief Financial Officer
Jonathan Hyman	Chief Technology Officer
Astha Malik	Chief Business Officer
Edward McDonnell	Chief Revenue Officer

Executive Summary
Our Business
Braze is a leading customer engagement platform that empowers brands to “Be Absolutely Engaging.” Customer Engagement is a category of business activity and software which we define as the full set of activities that companies use to build and maintain direct, meaningful relationships with their customers. Our platform brings together rich, first-party context, transforms that context with composable intelligence (models, agents, and operators), and delivers continuous, and personally relevant interactions across channels. As of January 2026, 2,609 customers around the world trusted Braze to power their cross-channel customer engagement strategies. In January 2026, our platform enabled interactions with 8.0 billion monthly active users via our customers’ apps, websites, and other digital interfaces, up from 7.2 billion in January 2025.
Business Highlights
•	Revenue was $738.2 million for the fiscal year ended January 31, 2026, an increase of 24.4% year-over year.
•	GAAP gross margin was 67.1% in the fiscal year ended January 31, 2026.
•	GAAP operating loss was $144.8 million for the fiscal year ended January 31, 2026.
•
Dollar-based net retention for all customers for the trailing 12 months ended January 31, 2026 was 109%; dollar-based net retention for customers with annual recurring revenue (“ARR”) of $500,000 or more was 110%.

•	Total customers increased to 2,609 as of January 31, 2026; 333 of our customers had ARR of $500,000 or more as of January 31, 2026.
•	Released BrazeAI Agent Console™ for general availability allowing brands to create custom agents that bring the power of generative and agentic AI directly into Braze Canvas and Catalogs.
•	Released BrazeAI Operator™, a companion that provides a unified experience for accessing AI to build masterful campaigns, uncover data insights, answer questions, and simplify execution.
Annual Recurring Revenue (ARR): Braze defines ARR as the annualized value of customer subscription contracts, including certain premium professional services that are subject to contractual subscription terms, as of the measurement date, assuming any contract that expires during the next 12 months is renewed on its existing terms (including contracts for which Braze is negotiating a renewal). Braze’s calculation of ARR is not adjusted for the impact of any known or projected future events (such as customer cancellations, expansion or contraction of existing customers relationships or price increases or decreases) that may cause any such contract not to be renewed on its existing terms. ARR may decline or fluctuate as a result of a number of factors, including customers’ satisfaction or dissatisfaction with Braze’s products and professional services, pricing, competitive offerings, economic conditions or overall changes in Braze’s customers’ spending levels. ARR should be viewed independently of revenue and does not represent Braze’s GAAP revenue on an annualized basis or a forecast of revenue, as it is an operating metric that can be impacted by contract start and end dates and renewal rates.

Dollar-Based Net Retention: Braze calculates dollar-based net retention rate as of a period end by starting with the ARR from a cohort of customers as of 12 months prior to such period-end (the “Prior Period ARR”). Braze then calculates the ARR from the same cohort of customers as of the end of the current period (the “Current Period ARR”). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months, but excludes ARR from new customers in the current period. Braze then divides the total Current Period ARR by the total Prior Period ARR to arrive at the point-in-time dollar-based net retention rate. Braze then calculates the weighted average point-in-time dollar-based net retention rates as of the last day of each month in the current trailing 12-month period to arrive at the dollar-based net retention rate.
Compensation Highlights
Our compensation program for our named executive officers reflects our overarching philosophy of pay-for performance. Highlights of our 2026 fiscal year executive compensation program include:
•
Competitive Base Salaries and Target Annual Incentive Opportunities: After evaluating the competitive positioning of our named executive officers’ base salaries in the context of our overall compensation philosophy, our compensation committee approved base salary increases of 4% for our named executive officers to reflect current competitive compensation levels compared to identified peers and for similarly-situated public companies.

•
Challenging Annual Incentive Goals: In fiscal 2026, our named executive officers were eligible to earn annual performance-based cash compensation based on our achievement of challenging annual corporate financial goals approved by our compensation committee. Based on final achievement of such goals, each of our named executive officers earned annual performance-based cash compensation equal to approximately 150% of their annual target amounts.

•
Multi-Year Approach to Equity Incentives: We use long-term incentives in the form of time-based restricted stock units (“RSUs”) and, beginning in fiscal 2026, performance-based restricted stock units (“PSUs”) to align the interest of our executives with those of our stockholders and discourage risk-taking to achieve short-term gains at the expense of long-term stockholder value creation. In fiscal 2026, equity awarded to our named executive officers (other than Mr. McDonnell) reflected a mix of RSUs and PSUs. PSUs reflected 30% of the target value of equity awarded to our named executive officers and were eligible to be earned based on our level of achievement of revenue and Non-GAAP Operating Income goals for fiscal 2026. Earned PSUs will vest 33% following the end of a 1-year performance period with the remaining PSUs vesting in equal quarterly installments over the following 2-years. Our compensation committee considers PSUs an important tool for reinforcing our pay-for-performance objectives and aligning the interests of our named executive officers with those of our stockholders.

•
Stock Ownership Guidelines: Our stock ownership guidelines provide equity ownership guidelines for our chief executive officer, other officers, as such term is defined for purposes of Section 16 of the Exchange Act and non-employee directors. We adopted such guidelines to further align the interests of our board members and officers to those of our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our Class A common stock.

Fiscal 2027 Compensation Preview
In March 2026, our compensation committee conducted its annual, comprehensive review of the compensation plans applicable to our named executive officers with support from Compensia, our compensation committee’s independent consultant. This review focused on continuing to further align our plans with our compensation and business objectives and to reflect best practices in our competitive market. Based on this review, our compensation committee approved our compensation programs for our 2027 fiscal year.
The RSUs awarded to our named executive officers for our 2027 fiscal year include a two-year post-vesting holding obligation pursuant to which our named executive officers may not transfer vested shares of our Class A common stock for at least two years after such shares have vested, subject to limited exceptions, including in connection with tax withholding obligations. Our compensation committee considers this post-vesting holding period to be an important tool for aligning the interests of our executives with creating long-term value for our stockholders. Additionally, the committee transitioned the RSU vesting schedule for named executive officers from four years to three years (with corresponding reductions in grant size) to better align our equity program with the prevailing market practices of our peer group and to enhance our ability to attract and retain key executive talent. These equity awards serve our retention objectives by requiring continuous service to fully earn these awards and align executive officer compensation with long term stockholder value creation.
Our compensation committee also continued to rely on PSUs to foster further alignment between our named executive officers and stockholders with 30% of the target equity allocation for named executive officers being PSU awards. We believe the use of PSUs motivates executive offers to achieve pre-established, company-wide performance targets set by the compensation committee and rewards them for the results and achievements in a given year.
Our compensation committee will continue to review our executive compensation plans, procedures and approach annually to ensure ongoing alignment with our compensation philosophy and objectives over time.
Objectives, Philosophy and Elements of Executive Compensation
Our compensation program aims to achieve the following main objectives:
•	Position our compensation packages competitively relative to our peers to attract, retain and motivate top talent;
•	Provide incentives that motivate and reward achievement of our key performance goals in order to establish and maintain a strong link between pay and performance;
•	Align our executives’ interests with our corporate performance by linking their performance-based cash and PSU incentives to our annual company performance;
•	Align our executives’ interests with those of our stockholders by using long-term equity incentives to link executive compensation to stockholder value creation; and
•	Discourage excessive risk taking by using long-term equity incentives and cash incentives tied to company performance to align executive interests with sustainable company success.
Our executive compensation program generally consists of the following three principal components: base salary, performance-based cash bonus and long-term equity incentive compensation. We also provide our named executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The below chart summarizes the three main elements of our executive compensation program.

Element	Form	Purpose	Key Features
Base Salary	• Cash (fixed)
•
Provides stable income for performing job responsibilities.

•
Attracts and retains top talent.

•
Designed to ensure that our executive compensation program is competitive relative to companies in our industry and similar to our size and scale.

•
Reviewed annually and determined by the compensation committee.

•
Based on a number of factors deemed appropriate by the compensation committee, including (i) individual performance, (ii) company performance, and (iii) reference to market data of and comparison to peer companies.

Annual Performance Based Bonus	• Cash (variable)
•
Rewards achievement on an annual basis of key corporate financial and strategic results that have been identified as drivers for our success.

•
Aligns short-term cash incentives of management with our stockholders’
• Target amounts reviewed annually and determined by the compensation committee. • Target amounts based upon role and reference to market data of, and comparison to, peer companies.

Element	Form	Purpose	Key Features
interests by linking pay to company performance.
•
Bonus outcomes depend upon the achievement of specific corporate performance goals determined and approved by our compensation committee at the beginning of our fiscal year.

•
Corporate performance goals are designed to align with long-term strategic goals and stockholder value creation.

Long-Term Equity Incentives	• Equity (variable)
•
Motivates and rewards for long-term company performance.

•
Aligns long-term incentives of management and stockholder interests by linking pay to stockholder value creation.

•
Attracts and retains top talent.

•
PSUs encourage achievement of key performance metrics and link incentives to stockholder value creation.

•
Reviewed annually and determined by the compensation committee.

•
Individual awards are based on a number of factors deemed appropriate by the compensation committee, including (i) individual performance, (ii) company performance, (iii) reference to market data of and comparison to peer companies, and (iv) the long-term retentive and incentive value of outstanding awards.

•
Our executive compensation philosophy is to provide a market-competitive compensation package to our named executive officers that includes significant short- and long-term incentives designed to achieve measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

In fiscal 2026, the long-term incentives for our named executive officers were awarded in the form of RSUs and PSUs. We believe that RSUs align the interests of employees with stockholders and provide a long-term focus through a multi-year vesting schedule, while managing dilution to existing investors and PSUs are an important tool for reinforcing our pay-for-performance objectives.
To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and short-term incentives in the form of annual performance-based cash bonus payments, resulting in total cash compensation for our named executive officers that is aligned with market practices in our competitive markets.
We do not have any formal policies for allocating compensation among salary, short-term cash incentives, equity grants or other forms of short-term or long-term incentive compensation. Instead, our compensation committee uses its judgment, with appropriate support from management and Compensia, to establish a total compensation mix for our named executive officers that is designed to achieve the goals of our executive compensation philosophy and to incentivize achievement of our corporate goals and objectives. Accordingly, we have historically structured our named executive officers’ total compensation towards annual performance-based cash bonus payments and long-term equity awards in order to align our management’s incentives with the interests of our stockholders and towards achievement of corporate goals and objectives.
During our 2026 fiscal year, the compensation committee, with the assistance of Compensia, reviewed our executive compensation, including base salaries, performance-based cash bonuses and outstanding equity awards, to confirm the continued alignment of our compensation program with stockholder interests and to appropriately reward, retain and incentivize our named executive officers.
The important features of our executive compensation program include the following:

What we do		What we don’t do
•	Our compensation committee consists solely of independent members of our board of directors.	•	We do not permit hedging or pledging of Braze stock, except in limited circumstances with requisite board or nominating and corporate governance committee approval.

•	Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.	•	We do not offer pension arrangements, retirement plans, significant perquisites or special benefits to our named executive officers that are not available to our other full-time employees.

•
Our compensation committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for competitive benchmarking purposes.
•
We do not provide single-trigger vesting acceleration of the equity-based awards granted to our named executive officers upon a change in control. Change in control equity vesting benefits are structured to be “double trigger” or limited to acquiring company refusing to assume or continue awards.

•	Our annual performance-based cash bonus opportunities and PSU targets for our named executive officers are dependent upon our achievement of rigorous corporate objectives established each year.	•	We do not provide our named executive officers with any excise tax gross-ups.
•	Our named executive officers are eligible for benefits on the same terms as our other full-time employees.
•
Our work culture fosters a focus on long-term value creation using equity incentives and stock ownership guidelines to help executives reach and maintain meaningful levels of individual share ownership.

Say-on-Pay Results
At our 2025 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “say-on-pay” vote). Our stockholders approved the say-on-pay proposal with approximately 99% of the votes cast in favor of the proposal. The compensation committee considered the result and believes that it demonstrates that our stockholders are highly supportive of our executive compensation program. As a result, the compensation committee did not make changes to our compensation program for fiscal 2026 based on our say-on-pay vote.

How We Determine Executive Compensation
Role of our Compensation Committee
The compensation committee is appointed by our board of directors and oversees our compensation policies, plans and programs with the goal of attracting, incentivizing, retaining and rewarding top-quality executive management and employees. The compensation committee is responsible for reviewing and determining all compensation paid to our named executive officers and also reviewing our compensation practices and policies as they relate to risk management and risk-taking incentives. Our compensation committee consists solely of independent members of the board.
The compensation committee meets at least quarterly and with greater frequency if necessary throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance-based cash bonus and equity awards) for our named executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate.
Role of Management
In fulfilling its responsibilities, the compensation committee considers input, as appropriate, from management. The Chief Executive Officer evaluates and provides to the compensation committee performance assessments and compensation recommendations with respect to each of our named executive officers, other than himself. In developing his recommendations, the Chief Executive Officer takes into account market data provided by Compensia. While the Chief Executive Officer discusses his recommendations with the compensation committee, he is not present during and does not participate in the deliberations concerning, or the determination of, his own performance and compensation. From time to time, various other members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in the compensation committee meetings.
Role of Compensation Consultant
The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee directly engaged Compensia as its independent compensation consultant for our 2026 fiscal year. Compensia’s engagement included:
•	compiling a group of peer companies to use as a reference in making executive compensation decisions;
•
reviewing the competitiveness of current executive pay practices, including base salary, annual cash awards and long-term incentive awards, and considering different compensation programs to aid in making executive pay decisions for our 2026 fiscal year;

•	assisting with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives;
•	periodically reviewing and advising on compensation trends, risks and regulatory developments; and
•	reviewing market and peer group equity usage metrics to assist with understanding of our equity award practices relative to market.
The compensation committee has analyzed whether the work of Compensia as our compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, the compensation committee has determined that the work of Compensia, and the individual compensation advisors employed by Compensia do not create any conflict of interest pursuant to the SEC rules and the listing standards of Nasdaq.
Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee approved a proposed peer group list of publicly traded companies, which was developed by Compensia to be used in connection with assessing our compensation practices.

This peer group represents a group of public companies that are reasonably comparable to Braze in terms of maturity, industry, market capitalization and financial characteristics to provide the compensation committee and management with relevant compensation information to support compensation decision-making. The peer group was intended to reflect companies with executive positions of similar scope and complexity to Braze. In determining the peer group, Compensia considered the following factors: whether the company was (i) U.S.-headquartered; (ii) a data-focused software company, with a preference for customer-brand engagement/analytics platforms; (iii) a company with annual revenue within a range of $317 million to $1.1 billion; and (iv) a company with a market capitalization within a range of $1.4 billion to $9.1 billion. Additionally, Compensia considered whether the company had high revenue growth rates and reviewed initial public offering dates to avoid a concentration of newly public companies with limited disclosure of public company compensation practices.
Our peer group with respect to our 2026 fiscal year was as follows:

Amplitude (AMPL)	GitLab (GTLB)	Semrush Holdings (SMER)
AppFolio (APPF)	Jamf Holding (JAMF)	Smartsheet (SMAR)
Asana (ASAN)	JFrog (FROG)	Sprinklr (CXM)
BlackLine (BL)	nCino (NCNO)	Sprout Social (SPT)
C3.ai (AI)	PagerDuty (PD)	Varonis Systems (VRNS)
Confluent (CFLT)	Procore Technologies (PCOR)	Workiva (WK)
DoubleVerify Holdings (DV)	Samsara (IOT)

The compensation committee reviews our peer group with input from Compensia at least annually and adjusts its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. For the 2026 fiscal year, we added AppFolio to our peer group and removed EngageSmart, HashiCorp and Fastly from our peer group. EngageSmart and HashiCorp were removed due to completed, or then pending, acquisitions, and Fastly was removed because it did not satisfy the criteria identified above.
Using data compiled from the peer companies, Compensia completed an assessment of our executive compensation to inform the compensation committee’s determinations regarding executive compensation for our 2026 fiscal year.
Compensia prepared, and the compensation committee reviewed, a range of market data reference points with respect to base salary, performance bonuses, vested and unvested equity compensation (valued based both on an approximation of grant date fair value as well as ownership percentage and for potential retentive value over time), total target cash compensation (base salary and the annual target performance cash bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the named executive officers. While the compensation committee does not have a formal policy for target pay to fall at any particular percentile of the market data, it reviewed market data comparisons as helpful reference points in making compensation decisions. Market data is only one of the factors that the compensation committee considers in making compensation decisions. The compensation committee also considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
The compensation committee sets the compensation of our named executive officers at levels determined to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach. The compensation committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the factors listed below:
•	Company and individual performance
•	Existing business needs and criticality for future business needs and performance
•	Scope of job function and skill set
•	Relative pay among our named executive officers
•	Need to attract new talent and retain existing talent in a highly competitive industry

•	The retentive value of unvested equity awards and alignment of executive stock-compensation with long term stockholder value
•	Range of market data reference points, as described above under “Use of Competitive Market Compensation Data”
•	Recommendations from Compensia
2026 Fiscal Year Executive Compensation Program
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. In February 2025, the compensation committee reviewed the base salaries of our named executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer (for the compensation of named executive officers other than himself), as well as the other factors described in the section above. Following this review, the compensation committee determined to increase the base salaries for each of our named executive officers for our 2026 fiscal year to the amounts set forth under the column below entitled “FY 2026 Base Salary”:

Named Executive Officer	FY 2025 Base Salary(1)	FY 2026 Base Salary(2)	Percentage Change from FY25
William Magnuson	$560,000	$580,000	4%
Isabelle Winkles	$440,000	$457,000	4%
Jonathan Hyman	$410,000	$426,000	4%
Astha Malik	$440,000	$457,000	4%
Edward McDonnell	—	$500,000	—

(1)	Represents base salaries of our named executive officers as of February 1, 2024, as approved by our compensation committee in February 2024.
(2)
Represents annualized base salaries, as of February 1, 2025 (other than for Mr. McDonnell), as approved by our compensation committee in March 2025. Mr. McDonnell’s salary represents the annualized amount included in his offer letter, dated April 16, 2025. Actual amounts of salaries paid are represented in the Summary Compensation Table on page 37 of this Proxy Statement.

Annual Performance-Based Cash Bonus Program
Our annual performance-based cash bonus program for our named executive officers provides incentive compensation that is specifically designed to motivate our named executive officers to achieve pre-established company-wide financial objectives set by the compensation committee and to reward them for results and achievements in a given fiscal year. The annual target bonus opportunities for our named executive officers are determined by the compensation committee in the first quarter of each fiscal year and are expressed as a percentage of their annual base salaries, with the potential bonus opportunity generally commensurate with each executive’s role and responsibilities and competitive pay practices among our peer group for similar executive roles. Earned bonus amounts, if any, are paid out in cash.

The compensation committee established the amount of the named executive officers’ target bonus opportunities following a review of the factors described above under the heading “Factors Used in Determining Executive Compensation.” In March 2025, the compensation committee reviewed the performance-based cash bonus opportunities of our named executive officers, taking into consideration the competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer (for the compensation of named executive officers other than himself), as well as the other factors described under the heading “Factors Used in Determining Executive Compensation.” Following this review, the compensation committee determined that target bonus percentages from our 2025 fiscal year for certain of our named executive officers remained appropriate for our 2026 fiscal year. Mr. McDonnell’s target bonus opportunity reflects the annualized amount agreed to by the compensation committee in his offer letter, dated April 16, 2025. The target bonus opportunities approved for our named executive officers for our 2026 fiscal year were as follows:

Named Executive Officer	FY 2026 Target Bonus Opportunity (% of Base Salary)	FY 2026 Target Bonus Opportunity ($)
William Magnuson	100%	$580,000
Isabelle Winkles	75%	$342,750
Jonathan Hyman	65%	$276,900
Astha Malik	75%	$342,750
Edward McDonnell	100%	$500,000

Bonus opportunities under our annual performance-based cash bonus program for our named executive officers may pay out at a level ranging from zero to 200% of the target level, with performance at the target level resulting in a payout of 100% of the target level. For our 2026 fiscal year, performance-based cash bonus payments were made once to our named executive officers, with the total amount of each named executive officer’s bonus determined and paid following the end of our fiscal year (as set forth in “2026 Fiscal Year Bonus Payouts” below).
Executive Bonus Goal Setting
The compensation committee approved the initial performance metrics and their relative weighting for the performance based cash bonus awards for our 2026 fiscal year in the first quarter of that fiscal year. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our board of directors and finalized in the first quarter.
For our 2026 fiscal year, the compensation committee determined that the performance goals for our named executive officers would be comprised of the following three corporate performance goals:

Net Contracted Annual Recurring Revenue (“Net CARR”)
Net CARR equals the contracted annual recurring revenue value of new commercial activity from both existing customers and new customers sold during the fiscal year reduced by the value of contracted annual recurring revenue lost due to downsell or customer termination, in each case, excluding the impact of any one-time implementation and onboarding fees, and the impact of any overage fees or passthrough revenue.

Renewal rate percentage (“RR”)
RR equals the dollar value of recurring revenue that was renewed with Braze during the fiscal year divided by the total dollars available for renewal during that same period, excluding the impact of any one-time implementation and onboarding fees, and the impact of any overage fees or passthrough revenue.

Non-GAAP operating income (loss)
Non-GAAP operating income (loss) is GAAP operating income (loss) adjusted for stock-based compensation expense, employer taxes related to stock-based compensation, charitable contribution expense, acquisition related expense, amortization of intangible assets and restructuring expense.

The compensation committee weighted our 2026 financial performance metrics as follows: (i) Net CARR was provided 60% weight towards target achievement, and (ii) Non-GAAP Operating Income (loss) received 40% weight towards target achievement, with failure to achieve a specified target of Non-GAAP Operating Income (loss) as a percentage of our gross profit resulting in 0% achievement of this performance metric. Additionally, if RR was below a specified target level, then performance of Net CARR performance metric would be limited to 110%.

The targets for Net CARR, RR, and Non-GAAP Operating Income were set to incentivize the achievement of our 2026 fiscal year operating plan, as established in the beginning of our 2026 fiscal year, as adjusted after giving effect to the financial impact of our acquisition of OfferFit, Inc. The compensation committee believes that these goals represent rigorous objectives for our named executive officers and align with stockholder interests. Specifically, the compensation committee believes that the use of Net CARR as the largest component incentivizes management to achieve the company’s business initiatives in support of near- and long-term revenue growth. This structure also positions RR as a cap to ensure that the pursuit of new Net CARR does not detract from the company’s commitment to maintaining its existing renewal base. The compensation committee also used the Non-GAAP Operating Income as a hurdle to support continued focus on cost efficiencies as management pursues the company’s growth initiatives.
The compensation committee has the authority to exercise discretion to award bonus awards absent attainment of the relevant performance goals or to reduce or increase the size of any bonus amount, but the compensation committee did not exercise such discretion for our 2026 fiscal year. The named executive officers’ performance-based cash bonus awards for our 2026 fiscal year were calculated based on the achievement of these goals.
2026 Fiscal Year Bonus Payouts
For our named executive officers in our 2026 fiscal year, the compensation committee approved actual performance-based cash bonus award payments in March 2026 as described in the table below.
In March 2026, after reviewing the company’s financial results for the 2026 fiscal year, the compensation committee determined that the achievement of the corporate performance goals for our full 2026 fiscal year was approximately 150% of target. Accordingly, the compensation committee determined that the aggregate performance-based cash compensation for our named executive officers for our 2026 fiscal year would be approximately 150% of each named executive officer’s 2026 fiscal year target amount, with Mr. McDonnell’s payment amount prorated for the portion of our fiscal year that he served as our Chief Revenue Officer. The amount of the aggregate bonus was determined in accordance with the terms of the performance-based cash bonus program previously approved by the compensation committee, with no discretionary supplemental bonus paid to any named executive officer.

Named Executive Officer	FY 2026 Actual Bonus Earned
William Magnuson	$868,782
Isabelle Winkles	$513,780
Jonathan Hyman	$414,918
Astha Malik	$513,780
Edward McDonnell	$428,851

Equity Awards
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in an increasingly competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our Chief Executive Officer and our other named executive officers by the compensation committee. As with other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our named executive officers as part of its annual compensation review and after taking into consideration the individual officer’s responsibilities and performance and existing equity retention profiles, our total annual projected equity budget and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to named executive officers other than the Chief Executive Officer, the compensation committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and the resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described herein.
For our 2026 fiscal year, the compensation committee determined to grant our named executive officers long-term incentive compensation reflecting a mix of RSUs and PSUs. We believe that RSUs align the interests of employees with stockholders and provide a long-term focus through a multi-year vesting schedule, while managing dilution to existing investors, and PSUs are an important tool for reinforcing our pay-for-performance objectives. Further, we believe that the introduction of PSUs as a part of long-term incentive compensation better aligns us with broader public technology company market practices, further incentivizes revenue growth, and maintains executive accountability for longer-term stock price performance.
When designing the PSU awards, the compensation committee intended the performance goals for our named executive officers to be challenging to attain based on analysis of external market factors and internal forecasts and capped the number of PSUs that could be earned at 200% of the target number of PSUs. We believe the cap manages potential incentive compensation costs and avoids incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.
Because they are subject to a multi-year vesting requirement, RSUs and PSUs serve our retention objectives since our named executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Additionally, because of their “full value” nature, PSUs and RSUs deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently. Together, RSUs and PSUs are important tools to motivate and retain our named executive officers, since the value of the awards is delivered to our executive officers over respective multi-year periods, subject to their continued service.
Following the closing of our initial public offering in November 2021, we have granted any equity incentive awards under the terms of our 2021 Equity Incentive Plan (the “2021 Plan”). Generally, our compensation committee grants awards to our named executive officers and employees in the first quarter of each year. The compensation committee may also use its discretion to grant awards to our named executive officers and other employees outside of the first quarter in connection with new hires, in-year promotions or as performance awards deemed appropriate by our board of directors or the compensation committee.
2026 Fiscal Year Equity Awards
For our 2026 fiscal year, the compensation committee determined to grant our named executive officers, other than Mr. McDonnell, long-term incentive compensation reflecting a mix of RSUs and PSUs. RSUs reflect 70% of the target value of equity awarded to our named executive officers and PSUs reflect 30% of the target value of equity awarded to our named executive officers. Such PSUs were earned based on our level of achievement of revenue and Non-GAAP Operating Income goals for fiscal 2026. Earned PSUs, if any, vest 33% following the end of the 1-year performance period with the remaining shares vesting in equal quarterly installments over the following 2-year time horizon.
The shares underlying the RSUs granted for fiscal 2026, other than to Mr. McDonnell, vest in 16 equal quarterly installments beginning on May 15, 2025, subject to the named executive officer remaining in continuous service with us through each such vesting date. Since the value of RSUs increases with any increase in the value of the underlying shares, they serve as an incentive that aligns the interests of our named executive officers with the long-term interests of our stockholders.
Our named executive officers, other than Mr. McDonnell, received RSU allocations in March 2025 as part of the compensation committee’s annual review of executive compensation. Each RSU allocation was based on our compensation committee’s review of the competitive market data for their respective positions, the size and vesting schedule of the equity awards previously granted to them, if any, each executive’s overall responsibility for our performance and success as well as the factors described in “Factors Used in Determining Executive Compensation” above. Mr. McDonnell received his RSU allocation in August 2025 pursuant to the terms of his offer letter following his appointment as our Chief Revenue Officer, with the terms, conditions and size of such new hire award negotiated to reflect market practice.

The following table sets forth the equity awards granted to our named executive officers in fiscal 2026 pursuant to the annual and new hire compensation review, as applicable, described above:

Named Executive Officer	Time-Based RSUs (#)(1)	Target PSUs at Grant (#)(2)	Total Fair Value at Grant Date(3)
William Magnuson	206,092	88,325	$12,776,516
Isabelle Winkles	98,566	42,242	$6,110,489
Jonathan Hyman	65,411	28,033	$4,055,089
Astha Malik	82,436	35,330	$5,110,591
Edward McDonnell	433,854	—	$11,137,032

(1)
The RSUs are subject to service based vesting conditions. The shares underlying the RSUs for Mr. Magnuson, Ms. Winkles, Mr. Hyman and Ms. Malik vest in 16 equal quarterly installments beginning on May 15, 2025, and the shares underlying the RSUs for Mr. McDonnell vest over four years with 40% of the shares vesting on August 15, 2026, and the remainder of the shares vesting in equal quarterly installments thereafter, in each case, subject to the named executive officer remaining in continuous service with us through each such vesting date.

(2)
Represents target number of PSUs at 100% achievement of the relevant performance criteria. Following certification of the relevant performance criteria by the compensation committee, earned PSUs for the named executive officers vest as to one-third of the underlying shares on May 15, 2026 and the remaining two-thirds will then vest in eight equal quarterly installments over the following two years, subject in each case to the named executive officer remaining in continuous service through such vesting date. Mr. McDonnell was not eligible for a PSU award in fiscal 2026, because he was not an executive officer of the company on the grant date.

(3)
Amounts reported represent the aggregate grant date fair value of PSUs and RSUs granted to our named executive officers under the 2021 Plan computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures plus, in the case of the PSUs, incremental fair value as of the date of modification of the PSUs as further described in this footnote. The grant date fair value of PSUs was originally calculated based on the probable outcome of the performance metrics for fiscal 2026 as of the grant date (which was based on target-level performance). Those performance metrics were subsequently modified on May 28, 2025 in connection with the company’s acquisition of OfferFit, Inc. to reflect our updated full year financial plan. Prior to the modification date, the company had determined that performance at 200% of the target level had become probable. Accordingly, this modification resulted in the following fair value changes: Mr. Magnuson’s PSUs increased in fair value from $2,865,263 to $6,090,892, Ms. Winkles’ PSUs increased in fair value from $1,370,330 to $2,913,008, Mr. Hyman’s PSUs increased in fair value from $909,391 to $1,933,156, and Ms. Malik’s PSUs increased in fair value from $1,146,105 to $2,436,357. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in Note 12 to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the named executive officer. See “—2026 Fiscal Year Executive Compensation Program—Grants of Plan-Based Awards” below. Mr. McDonnell was not eligible for a PSU award in fiscal 2026, because he was not an executive officer of the company on the grant date.

PSU Award Design
For fiscal 2026, our compensation committee approved the terms of the PSUs, including the applicable performance metrics, in March 2025. The PSUs may be earned based on a one-year performance period, with the earned shares subject to the satisfaction of a three-year service based vesting condition from the date of grant. The targets against which performance was measured were initially generated through our annual budget and strategic planning process, which was reviewed with our board of directors and finalized in the first quarter of fiscal 2026. The compensation committee determined that the performance goals for our named executive officers would be based on the growth of annual GAAP revenue and achievement of a Non-GAAP Operating Income margin targets. In connection with our acquisition of OfferFit, Inc., the compensation committee modified these performance goals by increasing the annual GAAP revenue goal to $732.0 million and reducing the Non-GAAP Operating Income margin target to a 1.0% margin. These adjustments were intended to account for the anticipated benefits and costs of the acquisition in our updated fiscal 2026 financial plan. This change was considered a modification of the PSUs under ASC Topic 718. The increase in the fair value of the PSUs associated with this modification is reported in the stock awards column of the Summary Compensation Table below.
Our named executive officers would only earn their PSUs if our fiscal 2026 revenue was at least 98% of the pre-established performance target and the target Non-GAAP Operating Income margin was achieved. If our annual revenue exceeded the performance target, accelerators would be triggered in order to reward the higher than targeted performance.
The compensation committee intended the performance goals for our named executives officers to be challenging to attain based on analysis of external market factors and internal forecasts. For example, our fiscal 2026 revenue target reflected a revenue growth rate of 21% year-over-year. In addition, the number of total PSUs that could be earned was subject to a cap of 200% of the target number of PSUs. This 200% achievement would occur only if GAAP revenue in fiscal 2026 was equal to or greater than $732.0 million, representing a revenue growth rate of at least

23% year-over-year. We believe the cap manages potential incentive compensation costs and avoids incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers. We also believe that these performance criteria are appropriate, because they align management compensation to incentivize robust revenue growth while utilizing the Non-GAAP Operating Income margin as a hurdle to incentivize continued cost efficiencies with the business.
For the 2026 fiscal year, our annual revenue was $738.2 million, an increase of 24% year-over-year. Based on our actual performance, the compensation committee determined that the Non-GAAP Operating Income margin of 4% in fiscal 2026 met the target and the revenue performance target was achieved at 103% of target, and as a result, 200% of each named executive officer’s target PSU award was earned.

	Target	Actual	Achievement	FY25	Achievement	PSUs Earned
	(in thousands)		(as a % of Target)	Revenue	(as a % of fiscal 2025 Revenue)	(as a % of Target)
Revenue	$717,000	$738,182	103%	$593,410	124%	200%

The following table sets forth the PSU awards earned by our named executive officers upon certification of the performance level achievement by the compensation committee in March 2026. The number of PSUs earned was determined in accordance with the terms of PSU award based on performance, with no exercise of discretion by the compensation committee.

Named Executive Officer	PSU Target at Grant (#)	PSUs earned as a % of Target	PSUs Earned (#)(1)
William Magnuson	88,325	200%	176,650
Isabelle Winkles	42,242	200%	84,484
Jonathan Hyman	28,033	200%	56,066
Astha Malik	35,330	200%	70,660
Edward McDonnell	—	—	—

(1)
Earned PSUs for the named executive officers vest as to one-third of the underlying shares on May 15, 2026 and the remaining two-thirds will then vest in eight equal quarterly installments over the following two years, subject in each case to the named executive officer remaining in continuous service through such vesting date. Mr. McDonnell was not eligible for a PSU award in fiscal 2026, because he was not an executive officer of the company in March 2025.

Other Features of Our Executive Compensation Program
Agreements with Our Named Executive Officers
In connection with our initial public offering in November 2021, we entered into confirmatory offer letters with Messrs. Magnuson and Hyman governing their positions as our Chief Executive Officer and Chief Technology Officer, respectively, and Ms. Winkles governing her position as our Chief Financial Officer. In April 2022, we entered into an offer letter with Ms. Malik governing her position as our Chief Marketing Officer (she was later promoted to the position of Chief Business Officer) and, in April 2025, entered into an offer letter with Mr. McDonnell governing his position as our Chief Revenue Officer. Each letter has no specific term and provides for at-will employment. Pursuant to these offer letters, each of Messrs. Magnuson, Hyman, and McDonnell and Mses. Malik and Winkles are eligible for discretionary performance-based compensation to be paid in conformity with our bonus practices in place from time to time and reviewed annually by our compensation committee, subject to corporate performance goals and any other performance metrics or factors otherwise determined to be appropriate by our board of directors or the compensation committee.
In addition, each of our named executive officers will be entitled to benefits in accordance with our Amended and Restated Executive Severance Plan (the “Executive Severance Plan”) described below and has executed our standard employee covenants agreement governing the protection of confidential information, intellectual property and inventions.
Stock Ownership Guidelines
In March 2025, our compensation committee adopted stock ownership guidelines which provide for equity ownership guidelines for our chief executive officer, our other officers, as such term is defined for purposes of Section 16 of the Exchange Act, and our non-employee directors. We adopted such guidelines to further align the interests of our board members and officers to those of our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock. On or prior to the fifth anniversary of the adoption date of the stock ownership guidelines, or on or prior to the fifth anniversary of the date on which an officer or non-employee director is first subject to the stock ownership guidelines, whichever is later:
•	the chief executive officer will be expected to hold shares of common stock of Braze having a value equal to six times the CEO’s annual base salary;
•	the other officers will be expected to hold common stock of Braze having a value equal to two times their respective annual base salary; and
•
the non-employee directors will be expected to hold common stock of Braze having a value equal to five times their annual cash retainer for Board service (excluding any cash retainer paid for committee service).

Ownership for this purpose includes outstanding shares of common stock owned directly and outstanding shares of common stock owned indirectly, as defined in Rule 13d-3 under the Exchange Act, if the individual has an economic interest in the shares. Stock ownership will not include shares underlying stock options, RSUs, PSUs or otherwise subject to a right to acquire. Value of ownership will be measured by reference to the closing price of the Class A common stock as quoted on the Nasdaq Global Select Market (or any other stock exchange upon which Braze common stock is traded), and compliance will be evaluated annually by the compensation committee.
Since adopting our stock ownership guidelines in 2025, our leadership has made significant progress toward their targets. While all covered individuals are currently within the allowed five-year transition period, 77% of covered officers and directors have already reached their required ownership levels as of the 2026 fiscal year end.
Employee Stock Purchase Plan
We offer all eligible employees, including eligible named executive officers, the opportunity to purchase shares of our Class A common stock at a discount under our 2021 Employee Stock Purchase Plan (the “ESPP”), which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the ESPP, all eligible employees, including our named executive officers who satisfy such eligibility criteria, may allocate up to 15% of their gross earnings (as described in ESPP) for the relevant purchase period to purchase our stock at a 15% discount of the lesser of (i) the fair market value of our Class A common stock at the beginning of each offering period and (ii) the fair market value of our Class A common stock on the applicable purchase date, subject to specified limits.
Executive Severance Plan
Our board of directors has adopted the Executive Severance Plan in which our named executive officers and certain other members of management and key employees participate. The severance plan was approved by our compensation committee after considering competitive market data. Our compensation committee determined that these benefits were both competitively reasonable and necessary to recruit and retain executives and other key employees. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change in control in order to support ongoing retention and alignment of the interests of our executives and those of our stockholders in the event of a potential change in control transaction.
Under the Executive Severance Plan, named executive officers terminated without “cause” or who resign for “good reason” are entitled to specific benefits, subject to a customary release of claims. If the termination occurs outside of a change in control period, named executive officers receive a lump sum equal to 0.5x their base salary (1.0x for Mr. Magnuson), any earned but unpaid prior-year bonuses, and 6 months of continued health premiums (12 months for Mr. Magnuson).
If the termination occurs within the change in control determination period (three months prior to or twelve months following a change in control) and is (i) a termination effected by us without “cause” or (ii) a resignation for “good reason”, benefits increase to 1.0x base salary, 12 months of health premiums, any earned but unpaid prior-year bonuses and accelerated vesting of all outstanding equity awards. In this scenario, named executive officers also receive a prorated target bonus for the year of termination, while Mr. Magnuson is entitled to an additional payment equal to his full target annual bonus. To address potential tax implications under Sections 280G and 4999 of the Code, the Plan includes a “best pay” provision, where benefits will be reduced if such a reduction results in a more favorable after-tax outcome for the executive.
A copy of our Executive Severance Plan has been filed with the SEC as Exhibit 10.11 to our Annual Report on Form 10-K for our 2026 fiscal year.
Pursuant to Mr. McDonnell’s offer letter, we have also agreed to enhanced severance benefits for him for a specified period. If we involuntarily terminate Mr. McDonnell’s employment, without cause and not in connection with a change in control, on or before August 15, 2026, Mr. McDonnell will receive the following severance entitlements, in each case subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor,: (i) an additional lump sum cash payment equal to a prorated target annual bonus for the performance year of termination, and (ii) the acceleration and vesting of a prorated amount of Mr. McDonnell’s outstanding equity awards (including but not limited to awards that would otherwise vest only upon the satisfaction of performance criteria), with the number of shares equal to (1) the number of RSUs that would have vested on August 15, 2026, multiplied by a fraction, the numerator of which is the number of days worked from Mr. McDonnell’s start date through the date of termination, and the denominator of which is 365, and (2) a prorated number of PSUs earned based upon a target (100%) level of achievement.
Employee Benefit Plans and Perquisites
We do not provide any significant perquisites or personal benefits to our named executive officers. Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life and disability plans, in each case on the same basis as all of our other employees.
We maintain a defined contribution retirement plan, the 401(k) plan, that provides eligible employees, including each of our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. We have the ability to make discretionary contributions to the 401(k) plan, and annually match eligible employee contributions up to the lesser of (i) $5,000, or (ii) 6% of the employee’s eligible compensation. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Recoupment Policy
In September 2023, our board of directors adopted our compensation recoupment policy (the “Recoupment Policy”). The Recoupment Policy applies to any incentive-based compensation (any compensation granted, earned and/ or vested based in whole or part on our attainment of a financial reporting measure) received during the relevant recoupment period by our named executive officers, or any other covered executive (as defined in the Recoupment Policy). The Recoupment Policy is in accordance with the listing standards adopted by Nasdaq that implemented the SEC’s finalized Exchange Act Rule 10D-1.
The Recoupment Policy requires that, in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will recover from each covered executive (specified as any current or former executive officer of the company as defined under Nasdaq Listing Rule 5608(d)) on a reasonably prompt basis the amount of any excess incentive-based compensation received by such covered executive during the recoupment period. Recovery under the Recoupment Policy is mandatory and does not require employee misconduct.
A copy of our Recoupment Policy has been filed with the SEC as Exhibit 97 to our Annual Report on Form 10-K for our 2026 fiscal year.

Insider Trading Policy and Prohibition on Hedging and Pledging
Our board of directors has adopted an insider trading policy and procedures governing the purchase, sale, and other dispositions of our securities by directors, officers and employees. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations.
Our insider trading policy also prohibits hedging or monetization transactions with respect to our Class A common stock for our employees, our directors and their affiliates, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy generally prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options and engaging in short selling of our Class A common stock. Furthermore, our insider trading policy prohibits purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan, except in limited circumstances pre-approved by our board of directors or our nominating and corporate governance committee.
A copy of our insider trading policy has been filed with the SEC as Exhibit 19.1 to our Annual Report on Form 10-K for our 2026 fiscal year.
Timing of Grants and Equity Awards
Neither our board of directors nor our compensation committee takes material non-public information into account when determining the timing of equity awards, and we do not time the release of material nonpublic information based on equity award grant dates. We did not grant awards of stock options, stock appreciation rights or similar option-like instruments in our 2026 fiscal year. Accordingly, we have nothing to report under Item 402(x) of Regulation S-K.
Compensation and Risk Management
Our compensation committee, Compensia, and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, policies and practices. Our compensation committee, with input and support from Compensia and management, has considered our compensation plans, policies and practices to determine (i) if such plans, policies and practices are appropriately tailored to mitigate risk-taking initiatives, and (ii) if they are reasonably likely to have a material adverse effect on Braze. In particular, this review considered compensation program attributes that help to mitigate risk, including:
•	the mix of cash and equity compensation;
•	a balance of short and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;
•	our formal policies for equity administration;
•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Braze securities as collateral; and
•	the oversight of an independent compensation committee.
Based on this assessment, our compensation committee concluded that our compensation plans, policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on Braze.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per tax year is generally non-deductible.
Although our compensation committee considers tax implications as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Braze and our stockholders, which may include providing for compensation that is not deductible by Braze due to the deduction limit under Section 162(m).

Accounting Considerations
Our compensation committee considers the accounting treatment of the various elements of our executive compensation program. For example, we record our executive officers’ base salaries, equity awards, and our cash incentive compensation in our consolidated financial statements.
We follow the FASB ASC Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our named executive officers and non-employee directors, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Report
Our compensation committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Braze’s 2026 Proxy Statement. Based on this review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in Braze’s 2026 Proxy Statement and incorporated into Braze’s Annual Report on Form 10-K for our 2026 fiscal year.
Respectfully submitted by:
Phillip M. Fernandez (Chair)
Tara Walpert Levy (Compensation Committee member)
Fernando Machado (Compensation Committee Member)

Executive Compensation Tables
Summary Compensation Table
The following table shows for our 2026, 2025 and 2024 fiscal years, as applicable, compensation awarded to or paid to, or earned by, our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William Magnuson Chief Executive Officer	2026	580,000	12,776,516	868,782	5,300	14,230,598
	2025	560,000	9,980,025	501,480	5,372	11,046,877
	2024	490,000	10,984,152	480,690	5,521	11,960,363

Isabelle Winkles Chief Financial Officer	2026	457,000	6,110,489	513,780	5,300	7,086,569
	2025	440,000	4,640,680	295,515	5,372	5,381,567
	2024	425,000	5,020,661	250,155	5,437	5,701,253

Jonathan Hyman Chief Technology Officer	2026	426,000	4,055,089	414,918	5,300	4,901,307
	2025	410,000	3,143,690	239,099	5,372	3,798,161
	2024	385,000	4,678,194	226,611	5,292	5,295,097

Astha Malik(5) Chief Business Officer	2026	457,000	5,110,591	513,780	5,300	6,086,671

Edward McDonnell(6) Chief Revenue Officer	2026	286,301	11,137,032	428,851	5,300	11,857,484

(1)	Salary amounts represent actual amounts paid during the relevant fiscal year. See “—2026 Fiscal Year Executive Compensation Program—Base Salary” above.
(2)
Amounts reported represent the aggregate grant date fair value of PSUs and RSUs granted to our named executive officers under the 2021 Plan computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures plus, in the case of the PSUs, incremental fair value as of the date of modification of the PSUs as further described in this footnote. The grant date fair value of PSUs was originally calculated based on the probable outcome of the performance metrics for fiscal 2026 as of the grant date (which was based on target-level performance). Those performance metrics were subsequently modified on May 28, 2025 in connection with the company’s acquisition of OfferFit, Inc. to reflect our updated full year financial plan. Prior to the modification date, the company had determined that performance at 200% of the target level had become probable. Accordingly, this modification resulted in the following fair value changes: Mr. Magnuson’s PSUs increased in fair value from $2,865,263 to $6,090,892, Ms. Winkles’ PSUs increased in fair value from $1,370,330 to $2,913,008, Mr. Hyman’s PSUs increased in fair value from $909,391 to $1,933,156, and Ms. Malik’s PSUs increased in fair value from $1,146,105 to $2,436,357. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in Note 12 to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the named executive officer. See “—2026 Fiscal Year Executive Compensation Program— Grants of Plan-Based Awards” below. Mr. McDonnell was not eligible for a PSU award in fiscal 2026, because he was not an executive officer of the company on the grant date.

(3)
Amounts reported represent annual performance-based cash bonus awards earned by the named executive officer based on the achievement of certain company goals and the individual’s target bonus amount. 2026 fiscal year bonus awards were paid in March 2026, based on the achievement of objectives set in the first quarter of 2026 fiscal year. See “—2026 Fiscal Year Executive Compensation Program—Annual Performance-Based Cash Bonus Program” above.

(4)	Amounts shown represent life insurance premiums and 401(k) contributions match paid by us on behalf of our named executive officers.
(5)	Ms. Malik was not among our named executive officers in our 2025 or 2024 fiscal years.
(6)	Mr. McDonnell joined the company as our Chief Revenue Officer in July 2025.

Grants of Plan-Based Awards
The following table sets forth information regarding each plan-based award granted to our named executive officers during the 2026 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Magnuson	3/10/2025	$580,000	$1,160,000	22,081	88,325	176,650	206,092	$9,550,887(4)
	5/28/2025							$3,225,629(5)
Isabelle Winkles	3/10/2025	$342,750	$685,500	10,560	42,242	84,484	98,566	$4,567,811 (4)
	5/28/2025							$1,542,678(5)
Jonathan Hyman	3/10/2025	$276,900	$553,800	7,008	28,033	56,066	65,411	$3,031,324(4)
	5/28/2025							$1,023,765(5)
Astha Malik	3/10/2025	$342,750	$685,500	8,832	35,330	70,660	82,436	$3,820,329(4)
	5/28/2025							$1,290,252(5)
Edward McDonnell	04/16/2025	$500,000	$1,000,000	—	—	—	—	—
	8/19/2025	—	—	—	—	—	433,854	$11,137,032

(1)	The annual performance-based cash bonus program does not provide for threshold amounts (or equivalent items).
(2)
Represents the number of Class A common shares subject to PSUs granted to our named executive officers, which are earned based on the company’s achievement of a specified amount of revenue and non-GAAP operating income. The amounts shown in the “Threshold” column represent the number of PSUs earned if the minimum revenue performance metric is achieved provided the target non-GAAP operating income performance is met, and reflects 25% of the amounts shown under the Target column. The amounts shown in the “Maximum” column represent the maximum number of PSUs earned if the highest tier of revenue performance under the terms of the PSU awards is achieved or exceeded provided the target non-GAAP operating income performance metric is met, and reflects a cap of 200% of the amounts shown under the Target column. In March 2026, the compensation committee certified the actual number of PSU awards earned by our named executive officers.

(3)
The RSUs are subject to service-based vesting conditions. The shares underlying the RSUs granted to our named executive officers other than Mr. McDonnell vest in 16 equal quarterly installments beginning on May 15, 2025, and the shares underlying the RSUs for Mr. McDonnell vests over four years with 40% of the shares vesting on August 15, 2026, and the remainder of the shares vesting in equal quarterly installments thereafter.

(4)
Amounts reported represent the aggregate grant date fair value of PSUs, assuming target performance, and RSUs granted to our named executive officers under the 2021 Plan computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For accounting purposes, the grant date fair value of PSUs was calculated based on the probable outcome of the performance metric for fiscal 2026 as of the grant date. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in Note 12 to our audited consolidated financial statements included in the Annual Report. This amount does not reflect the actual economic value that may be realized by the named executive officer. See “—2026 Fiscal Year Executive Compensation Program— Grants of Plan-Based Awards” below. Mr. McDonnell was not eligible for a PSU award in fiscal 2026, because he was not an executive officer of the company on the grant date.

(5)
Amounts reported reflect the increase in the fair value of PSUs, calculated based on the probable outcome of the performance metric for fiscal 2026 achieving performance at 200% of target as of the modification date in May 2025 in accordance with ASC Topic 718.

Outstanding Equity Awards as of January 31, 2026
The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of January 31, 2026.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
William Magnuson	3/12/2019	51,658	—	3.46	3/11/2029
	4/20/2021	450,000	—	35.01			4/19/2031
	4/20/2021	734,375(3)	15,625(3)	35.01			4/19/2031
	3/3/2023							102,527(6)	$2,134,612(7)
	2/1/2024							102,069(8)	$2,125,077(7)
	3/10/2025					176,650(9)	$3,677,853(7)	167,450(10)	$3,486,309(7)

Isabelle Winkles	2/4/2020	36,281	—	4.88	2/3/2030
	4/20/2021	40,000	—	35.01	4/19/2031
	4/20/2021	102,500(4)	17,500(4)	35.01	4/19/2031
	3/3/2023							46,863(6)	$975,688(7)
	2/1/2024							47,462(8)	$988,159(7)
	3/10/2025					84,484(9)	$1,758,957(7)	80,085(10)	$1,667,370(7)

Jonathan Hyman	4/20/2021	145,213	—	35.01	4/19/2031
	4/20/2021	176,250(3)	3,750(3)	35.01	4/19/2031
	3/3/2023							43,666(6)	$909,126(7)
	2/1/2024							32,152(8)	$669,405(7)
	3/10/2025					56,066(9)	$1,167,294(7)	53,147(10)	$1,106,521(7)

Astha Malik	8/16/2022							29,124(5)	$606,362(7)
	3/3/2023							34,225(6)	$712,565(7)
	2/1/2024							39,807(8)	$828,782(7)
	3/10/2025					70,660(9)	$1,471,141(7)	66,980(10)	$1,394,524(7)

Edward McDonnell	8/19/2025							433,854(11)	$9,032,840(7)

(1)
All option awards listed in this table were granted pursuant to the 2011 Plan. See “Potential Payments Upon Termination or Change in Control” for a discussion of the potential acceleration of the vesting of these option awards if the named executive officer’s employment is terminated within three months prior to or 12 months following a change of control.

(2)
All stock awards listed in this table were granted pursuant to the 2021 Plan. See “Potential Payments Upon Termination or Change in Control” for a discussion of the potential acceleration of the vesting of these stock awards if the named executive officer’s employment is terminated within three months prior to or 12 months following a change of control.

(3)	The shares underlying these stock options became fully vested in February 2026.
(4)
25% of the shares underlying these stock options vested on August 1, 2023. Thereafter, the remaining shares vest in equal monthly installments until August 2026, subject to the named executive officer’s continuous service through each such vesting date.

(5)	25% of the shares underlying these RSUs vested on August 15, 2023 and the remaining RSUs vest in 12 equal quarterly installments, subject to the named executive officer’s continued service with us.
(6)	The shares underlying the RSUs vest in 16 equal quarterly installments beginning on May 15, 2023, subject to the named executive officer’s continued service with us.
(7)	Amounts reported are based on the $20.82, which was our closing stock price on January 30, 2026, as reported on Nasdaq, multiplied by the number of respective unvested RSUs or PSUs.

(8)	The shares underlying the RSUs vest in 16 equal quarterly installments beginning on May 15, 2024, subject to the named executive officer’s continued service with us.
(9)
Represents the number of shares that were deemed unearned as of January 31, 2026, and that were subsequently earned as a result of achievement of performance criteria in fiscal 2026 and certification by the compensation committee in March 2026. One-third of the shares underlying the PSU award will vest on May 15, 2026. The remaining two-thirds will then vest in eight equal quarterly installments over the following two years. The vesting of the PSUs are subject to the named executive officer’s continuous service through such vesting date.

(10)	The shares underlying the RSUs vest in 16 equal quarterly installments beginning on May 15, 2025, subject to the named executive officer’s continued service with us.
(11)
The shares underlying the RSUs vest over four years with 40% of shares vesting on August 15, 2026, and the remainder of the shares vesting in equal quarterly installments thereafter. The vesting of the RSUs are subject to the named executive officer’s continuous service through each vesting date. If the named executive officer’s employment is terminated prior to August 15, 2026 then RSUs equal to 40% of issued and unvested RSUs awarded to the named executive officer multiplied by the percent of the year that he worked at the company will be immediately accelerated and become vested.

Stock option exercises and stock vested
The following table sets forth certain information regarding any stock option exercises and stock vested during our 2026 fiscal year with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
William Magnuson	547,901	$14,502,939	166,026	$5,375,065
Isabelle Winkles	8,532	$235,995	77,066	$2,493,471
Jonathan Hyman	122,199	$3,172,191	57,914	$1,996,368
Astha Malik	—	—	99,358	$3,238,368
Edward McDonnell	—	—	—	—

(1)	The value realized on exercise is based on the closing price of our Class A common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2)	The value realized on vesting is based on the closing price of our Class A common stock on the date of vesting and does not reflect actual proceeds received.
Potential Payments Upon Termination or Change in Control
Each of our named executive officers is eligible to receive payments and benefits under the terms of our Executive Severance Plan. Our Executive Severance Plan provides for severance and/or change in control payments and benefits to our named executive officers upon (i) a termination without “cause” or resignation for “good reason” (as such terms are defined in our Executive Severance Plan) outside the period commencing three months prior to and ending twelve months following a change in control of Braze (which we refer to as the change in control determination period) or (ii) a termination without “cause” or resignation for “good reason” within the change in control determination period. No amounts are payable under our Executive Severance Plan or in respect of outstanding equity-based awards in the event of a named executive officer’s termination for cause, voluntary resignation without good reason or termination due to death or disability.

The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under our Executive Severance Plan, as described above under the section titled, “Executive Severance Plan,” assuming their employment was terminated as of January 31, 2026, including in connection with a change in control as of January 31, 2026. Our named executive officers are not entitled to any cash payments or the acceleration of the vesting of any outstanding equity awards solely in connection with a change in control.

Name	Benefit Description	Termination without cause or for good reason by executive not in connection with a change in control ($)(1)	Termination without cause or for good reason by executive in connection with a change in control ($)(2)(3)	In connection with a change in control ($)
William Magnuson	Cash severance	$580,000	$1,740,000	—
	Accelerated vesting of equity awards(4)	—	$11,719,536	—
	Continuation of health benefits	$27,125	$27,125	—

Isabelle Winkles	Cash severance	$228,500	$800,000	—
	Accelerated vesting of equity awards(4)	—	$4,510,695	—
	Continuation of health benefits	$19,530	$39,059	—

Jonathan Hyman	Cash severance	$213,000	$703,000	—
	Accelerated vesting of equity awards(4)	—	$3,268,698	—
	Continuation of health benefits	$19,530	$39,059	—

Astha Malik	Cash severance	$228,500	$800,000	—
	Accelerated vesting of equity awards(4)	—	$4,277,802	—
	Continuation of health benefits	$4,735	$9,470	—

Edward McDonnell	Cash severance	$143,151	$786,301	—
	Accelerated vesting of equity awards(4)	$2,058,993(5)	$9,032,840	—
	Continuation of health benefits	$19,530	$39,059	—

(1)	Represents severance benefits, which assumes the named executive officer is terminated without “cause” or resigns for “good reason” outside of the change in control determination period.
(2)
Represents change in control severance benefits based on a double-trigger arrangement, which assumes the named executive officer is terminated without “cause” or resigns for “good reason” within the change in control determination period.

(3)
Following a change in control, any payments received by our named executive officers may be reduced to an amount, the higher of either (i) the largest portion of the payments that would result in no portion of the payments being subject to an excise tax under Section 4999 of the Code or (ii) the largest portion, up to and including the total, of the payments, whichever amount, after taking into account all federal, state and local employment taxes, income taxes and such excise tax (all computed at the highest applicable marginal rate), resulting in the named executive officer’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payments may be subject to the excise tax. If a reduction in payments or benefits constituting “parachute payments” within the meaning of Section 280G of the Code is necessary, so that the payments equal the higher amount described above, reduction will occur in the manner that results in the greatest economic benefit for the named executive officer.

(4)
All accelerated vesting of equity awards represents acceleration of vesting of unvested, unexercised stock options (without giving effect to any early exercise features of such stock options, if any) outstanding and unvested restricted stock units as of January 31, 2026. The value of accelerated vesting of unvested, unexercised stock options is based on the difference between $20.82, which was our closing stock price on January 30, 2026, as reported on Nasdaq, and the exercise price per stock option multiplied by the number of unvested stock options. The value of accelerated vesting of unvested RSUs is based on the $20.82, which was our closing stock price on January 30, 2026, as reported on Nasdaq, multiplied by the number of unvested RSUs.

(5)
Represents the value equal to 40% of Mr. McDonnell’s unvested RSUs as of January 31, 2026, prorated for the portion of our fiscal year that he was employed. If Mr. McDonnell’s employment is terminated prior to August 15, 2026 then RSUs equal to 40% of the issued and unvested RSUs awarded to him multiplied by the percent of the year that he worked at the company will be immediately accelerated and become vested.

Termination Without “Cause” or Resignation for “Good Reason” Outside of the Period Commencing Three Months Prior to and Ending Twelve Months Following a Change in Control
Upon a termination without “cause” or resignation for “good reason” outside the change in control determination period, each of our named executive officers is entitled to a lump sum payment equal to, and subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (a) a lump sum cash payment equal to one-half times (0.5x) such named executive officer’s annual base salary then in effect (or one times (1.0x) his annual base salary then in effect for Mr. Magnuson); (b) an additional lump sum cash payment equal to any earned but unpaid annual bonus for any performance years completed as of the date of termination; and (c) continued payment of premiums for the named executive officer’s continued coverage under our health insurance plans for a six (6)-month period (or for a twelve (12)-month period for Mr. Magnuson). The unvested equity awards will be forfeited upon a termination without “cause” or resignation for “good reason” outside the change in control determination period.
Pursuant to Mr. McDonnell’s offer letter, we have also agreed to enhanced severance benefits for him for a specified period. If we involuntarily terminate Mr. McDonnell’s employment, without cause and not in connection with a change in control, on or before August 15, 2026, Mr. McDonnell will receive the following severance entitlements, in each case conditioned on Mr. McDonnell signing (and not revoking) a release of claims for the benefit of the company: (i) an additional lump sum cash payment equal to a prorated target annual bonus for the performance year of termination, and (ii) the acceleration and vesting of a prorated amount of Mr. McDonnell’s outstanding equity awards (including but not limited to awards that would otherwise vest only upon the satisfaction of performance criteria), with the number of shares equal to (1) the number of RSUs that would have vested on August 15, 2026, multiplied by a fraction, the numerator of which is the number of days worked from Mr. McDonnell’s start date through the date of termination, and the denominator of which is 365, and (2) a prorated number of shares for PSUs based on a target (100%) level of performance.
Termination Without “Cause” or Resignation for “Good Reason” Within the Period Commencing Three Months Prior to and Ending Twelve Months Following a Change in Control
Upon a termination without “cause” or resignation for “good reason” within the change in control determination period, each of our named executive officers is entitled to, and subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (a) a lump sum cash payment equal to one times (1.0x) such named executive officer’s annual base salary then in effect; (b) an additional lump sum cash payment equal to the sum of (1) any earned but unpaid annual bonus for any performance years completed as of the date of termination; and (2) a prorated target annual bonus for the performance year of termination; (c) continued payment of premiums for the eligible participant’s continued coverage under our health insurance plans for a twelve (12)-month period; and (d) accelerated vesting of outstanding and unvested equity awards held by such participant. In addition, solely in the case of Mr. Magnuson, he will also be entitled to receive an additional lump such cash payment equal to his target annual bonus for the performance year of termination.
No amounts are payable under our Executive Severance Plan or in respect of outstanding equity-based awards in the event of a named executive officer’s termination for “cause”, voluntary resignation without “good reason” or termination due to death or disability.
Change in Control without Termination of Employment
Our equity incentive plans and award agreements generally do not provide for “single-trigger” vesting of equity awards upon a change in control. All change in control payments and benefits are structured to generally be payable only on a “double-trigger” basis, requiring a termination of employment without cause or a resignation by a named executive officer for “good reason”, in each case, in connection with a change in control, except that the vesting of equity awards for our named executive officers may be accelerated in connection with a change in control if they are not assumed, continued or substituted by the acquirer. In the event of a change in control, unless otherwise determined by our board of directors, outstanding awards may be assumed, continued or substituted for by the acquiring entity and, if so assumed, will remain subject to the same vesting and forfeiture restrictions that were applicable to the award prior to the change in control. Pursuant to our 2021 Plan, if the acquiring entity does not assume, continue or substitute for such awards, then with respect to any awards that are held by participants whose continuous service has not terminated prior to the effective time of the change in control, the vesting (and exercisability, if applicable) of such awards will be accelerated in full to a date prior to the effective time of the change in control. The board of directors believes these severance protections are necessary to provide stability among our executive officers, are important from a retention perspective, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control or period of uncertainty.
Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for: (1) any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (4) any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2026. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	3,332,448	$25.10	27,952,533
Equity plans not approved by stockholders	—	—	—

(1)
Includes the 2011 Plan and the 2021 Plan, but does not include future rights to purchase Class A common stock under our ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3)
Includes the 2021 Plan and ESPP. Stock options or other stock awards granted under the 2011 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan.

The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1 of each year for a period of ten years commencing on February 1, 2022 and ending on (and including) February 1, 2031, in an amount equal to 5.0% of the total number of shares of Class A common stock outstanding on January 31 before the date of the automatic increase; or such lesser number of shares of Class A common stock as determined by our board of directors prior to February 1 of a given year. In addition, the ESPP provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase on February 1 of each year for a period of up to ten years commencing on February 1, 2022 and ending on (and including) February 1, 2031, in an amount equal to the lesser of (i) 1.0% of the total number of shares of common stock outstanding on January 31 before the date of the automatic increase, and (ii) 2,737,000 shares; or such lesser number of shares of common stock as determined by our board of directors prior to February 1 of a given year.
Accordingly, on February 1, 2026, the number of shares of Class A common stock available for issuance under the 2021 Plan and the ESPP increased by 5,638,532 and 1,127,706 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PAY VERSUS PERFORMANCE
The following table sets forth the compensation for our Chief Executive Officer (“CEO”) and the average compensation for our other named executive officers (“Other NEOs”) for the 2026, 2025, 2024, 2023 and 2022 fiscal years (each, a “Covered Year”), both as reported in the Summary Compensation Table (“SCT”) and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our CEO and Other NEOs and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals. Our compensation committee did not consider “compensation actually paid”, as defined by the SEC, when making its executive compensation decisions for the Covered Years. Please see the Compensation Discussion and Analysis section in this proxy statement for a discussion of our compensation committee’s philosophy, objectives, and practices when making executive compensation decisions.
The table below also provides information for each Covered Year on our cumulative total shareholder return (“TSR”) and the cumulative TSR of our peer group (with each such TSR determined for the period commencing on November 17, 2021, the date that our Class A common stock began trading on Nasdaq (the “IPO Date”)), our Net (loss) income and our Revenue. We selected Revenue as our “most important financial performance measure” used to link “compensation actually paid” to our CEO and Other NEOs to our performance for the 2026 fiscal year, for purposes of our performance-based cash bonus awards for the 2026 fiscal year, were derived from Revenue.

Fiscal Year	SCT Total CEO ($)	Compensation Actually Paid for to CEO ($)(1)(2)	SCT Average Total for Other NEOs ($)(3)	Average Compensation Actually Paid to Other NEOs ($)(2)(3)(4)	Value of Initial Fixed $100 Investment Based on:		Net (loss) Income ($, in thousands)(6)	Revenue ($, in thousands)(7)
					Braze Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(5)
2026 Fiscal year	14,230,598	653,536	7,483,008	2,971,592	22.29	191.09	(130,786)	738,182
2025 Fiscal year	11,046,877	1,231,743	4,156,257	1,597,347	49.23	147.24	(104,047)	593,410
2024 Fiscal year	11,960,363	27,793,381	5,548,473	10,642,809	57.88	112.14	(130,429)	471,800
2023 Fiscal year	666,824	(22,632,921)	491,642	(4,926,253)	34.26	72.40	(140,746)	355,426
2022 Fiscal year	29,342,548	45,747,857	8,502,896	13,019,701	53.56	93.37	(78,167)	238,035

(1)
The following table shows for each Covered Year the adjustments made to the total compensation shown for our CEO, William Magnuson, on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine CEO Compensation Actually Paid	2026 Fiscal year	2025 Fiscal year	2024 Fiscal year	2023 Fiscal year	2022 Fiscal year
SCT total amount	$14,230,598	$11,046,877	$11,960,363	$666,824	$29,342,548
Less Amounts Reported under “Option Awards” and “Stock Awards” Columns in SCT for the Covered Year	$12,776,516	$9,980,025	$10,984,152	—	$28,528,500
Plus Year-end Fair Value of Stock Options Awards and Stock Awards Granted during Covered Year that Remain Unvested as of Year-end	$7,164,162	$6,778,969	$14,407,946	—	$35,634,819
Plus Fair Value on Vesting of Stock Option Awards and Stock Awards Granted during Covered Year that Vest during Covered Year-end	$1,167,240	$1,352,825	$2,485,381	—	—
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Option Awards and Stock Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	$(5,425,487)	$(3,495,373)	$8,281,681	$(15,931,157)	$3,620,163
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Stock Option Awards and Stock Awards Granted Prior to Covered Year that Vested during Covered Year	$(3,706,461)	$(4,471,531)	$1,642,162	$(7,368,588)	$5,678,827
TOTAL ADJUSTMENTS:	$(13,577,063)	$(9,815,134)	$15,833,018	$(23,299,745)	$16,405,309
TOTAL COMPENSATION ACTUALLY PAID:	$653,536	$1,231,743	$27,793,381	$(22,632,921)	$45,747,857

(2)
For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards, PSUs and RSUs in accordance with ASC Topic 718 as of the end of the relevant fiscal year, other than the fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The valuation assumptions used in the calculation of such amounts (as updated for purposes of this disclosure to reflect the relevant dates for purposes of calculating fair value) are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2026 fiscal year.

(3)
The Other NEOs for the 2026 fiscal year were Isabelle Winkles, Jonathan Hyman, Astha Malik, and Edward McDonnell. The other NEOs for 2025, 2024 and 2023 fiscal years were Isabelle Winkles, Jonathan Hyman, Myles Kleeger and Susan Wiseman. The Other NEOs for the 2022 fiscal year were Jonathan Hyman and Myles Kleeger.

(4)
The following table shows for each Covered Year presented the adjustments made to the average of the total compensation shown for the Other NEOs on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine Average Other NEO Compensation Actually Paid	2026 Fiscal year	2025 Fiscal year	2024 Fiscal year	2023 Fiscal year	2022 Fiscal year
SCT total amount	$7,483,008	$4,156,257	5,548,473	$491,642	$8,502,896
Less Amounts Reported under “Option Awards” and “Stock Awards” Column in SCT for the Covered Year	$6,603,300	$3,443,096	4,882,188	—	$7,843,500
Plus Year-end Fair Value of Stock Options Awards and Stock Awards Granted during Covered Year that Remain Unvested as of Year-end	$4,399,662	$2,338,738	6,403,993	—	$9,773,402
Plus Fair Value on Vesting of Stock Option Awards and Stock Awards Granted during Covered Year that Vest during Covered Year	$348,894	$466,720	1,104,687	—	—
Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Stock Option Awards and Stock Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	$(1,815,000)	$(1,010,408)	1,727,978	$(3,626,644)	$898,246
Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Stock Option Awards and Stock Awards Granted Prior to Covered Year that Vested during Covered Year	$(841,671)	$(910,864)	739,866	$(1,791,251)	$1,688,657
TOTAL ADJUSTMENTS:	$(4,511,416)	$(2,558,910)	5,094,336	$(5,417,895)	$4,516,805
TOTAL AVERAGE COMPENSATION ACTUALLY PAID:	$2,971,592	$1,597,347	10,642,809	$(4,926,253)	$13,019,701

(5)
Total Shareholder Return shown in this table utilizes the Nasdaq Computer Index, which is the index included in the stock performance graph required by Item 201(e) of Regulation S-K in this proxy statement. The comparison assumes $100.00 was invested in our Class A common stock and the Nasdaq Computer Index at their respective closing prices on the IPO Date and ending on January 31 of each Covered Year. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies included in the Nasdaq Computer Index. The historical stock price performance of our Class A common stock shown is not necessarily indicative of future stock price performance.

(6)
Reflects “Net (loss) income” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Annual Report on Form 10-K for each of the Covered Years. For the avoidance of doubt, “Net (loss) income” is a GAAP measure.

(7)
Reflects “Revenue” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Annual Report on Form 10-K for each of the Covered Years. For the avoidance of doubt, “Revenue” is a GAAP measure.

Discussion of Compensation Actually Paid
As reflected in the tables above, changes in the market price of our Class A common stock following the date of grant of an award can have a significant impact on the amount of “compensation actually paid” to our CEO and Other NEOs, as calculated pursuant to the SEC rules.
Further, the timing of equity grants may also unintentionally impact the “compensation actually paid” as calculated pursuant to the rule.
To assist in understanding these changes in value, the following table shows the closing price for one share of our Class A common stock as of the IPO Date and on the last trading day of each Covered Year:

	January 31, 2026	January 31, 2025	January 31, 2024	January 31, 2023	January 31, 2022	IPO Date Closing Price
Price of our Class A common stock	$20.82	$45.98	$54.05	$32.00	$50.02	$93.39

See also the “Stock Performance Graph” discussion of this proxy statement for a graphical illustration of total shareholder return on a fixed $100 investment made as of IPO Date in shares of our Class A common stock and in the Nasdaq Computer Index.
Set forth below are charts illustrating the relationship between (a) the compensation actually paid to our CEO and (b) the average compensation actually paid to our Other NEOs during each Covered Year and each of:
•	Braze’s cumulative TSR for each Covered Year

Compensation Actually Paid v. Total Shareholder Return
Compensation Actually Paid (millions)
$60.0
$40.0
$20.0
$-
$(20.0)
$(40.0)
Total Sharesholder Return
$250.00
$200.00
$150.00
$100.00
$50.00
$-
FY'22
FY'23
FY'24
FY'25
FY'26
Compensation Actually Paid (CEO)
Compensation Actually Paid (NEO)
BRZE Total Shareholder Return
Peer Group Total Shareholder Return

•	Braze’s Net (loss) income for each Covered Year

Compensation Actually Paid v. Net (Loss) Income
Compensation Actually Paid (millions)
$60.0
$40.0
$20.0
$-
$(20.0)
$(40.0)
$-
$(50.0)
$(100.0)
$(150.0)
Net (Loss) Income (millions)
FY'22
FY'23
FY'24
FY'25
FY'26
Compensation Actually Paid (CEO)
Compensation Actually Paid (NEO)
Net (loss) Income

•	Braze’s Revenue for each Covered Year

Compensation Actually Paid v. Revenue
Compensation Actually Paid (millions)
$60.0
$40.0
$20.0
$-
$(20.0)
$(40.0)
$800.0
$700.0
$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$0.0
Revenue (millions)
FY'22
FY'23
FY'24
FY'25
FY'26
Compensation Actually Paid (CEO)
Compensation Actually Paid (NEO)
Revenue

Most Important Performance Measures for the 2026 Fiscal Year
The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking “compensation actually paid” to our CEO and Other NEOs for the 2026 fiscal year to performance:

Performance Measure	What it Measures
Revenue ($)	Revenue (determined on a consolidated basis) is a GAAP measure reported in our audited financial statements.

Net CARR ($)
Net CARR equals the contracted annual recurring revenue value of new commercial activity from both existing customers and new customers sold during the fiscal year reduced by the value of contracted annual recurring revenue lost due to downsell or customer termination, in each case, excluding the impact of any one-time implementation and onboarding fees, and the impact of any overage fees or passthrough revenue.

RR ($)
Represents the dollar value of recurring revenue that was renewed with Braze during the fiscal year divided by the total dollars available for renewal during that same period (excluding the impact of any one-time implementation and onboarding fees, and the impact of any overage fees or passthrough revenue).

Non-GAAP Operating Income (loss)
Represents GAAP operating income (loss) adjusted for stock-based compensation expense, employer taxes related to stock-based compensation, charitable contribution expense, acquisition related expense, amortization of intangible assets and restructuring expense.

For additional disclosure on these performance measures, see “Compensation Discussion and Analysis—Fiscal Year Executive Compensation Program—Annual Performance-Based Cash Bonus Program” above.
All information provided above under the “Pay versus Performance” heading will not be deemed to be incorporated by reference into any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the company specifically incorporates such information by reference.

CEO PAY RATIO
Pursuant to Item 402(u) of Regulation S-K presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (except our Chief Executive Officer).
We believe that the ratio presented below represents a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We identified our median compensated employee from all of our full-time and part-time employees as of a determination date of January 31, 2026 (other than our Chief Executive Officer) (the “Determination Date”). We did not include any independent contractors in our employee population. We used a consistently applied compensation measure consisting of annual base salary, annual bonus or commission targets, and the target equity award value for each employee. We annualized base salary, target annual bonus and commission for any full-time and part-time employees who commenced work during the year to reflect a full year, and non-United States employees’ pay was converted to U.S. dollar equivalents using applicable budgeted currency exchange rates. Due to the fact that we had an even number of eligible employees as of the Determination Date, we identified two employees who could qualify as our median compensated employee. Of these two employees, we identified our median compensated employee as the employee who received a salary, annual bonus or commission compensation and equity awards during the relevant period, because we believe this most closely resembles the blend of compensation for our employee population on an annual basis. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure for our worldwide workforce that captures a full year of the primary compensation components for our workforce. There was a significant increase in the size of our employee population between fiscal 2024 and fiscal 2026 that we believe results in a significant change to our pay ratio disclosure. Accordingly, we re-identified a median employee for fiscal 2026.
The 2026 fiscal year annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $14,230,598, as reported in the Summary Compensation Table. The annual total compensation as determined under Item 402 of Regulation S-K of our median employee for our 2026 fiscal year was $164,000. The ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all our employees for our 2026 fiscal year is 87 to 1.
This information is being provided for compliance purposes. Neither the compensation committee nor management of the company used the foregoing pay ratio measure in making compensation decisions.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the fiscal year ended January 31, 2026:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Neeraj Agrawal	$34,000	$134,582	$168,582
Phillip M. Fernandez	$69,000	$134,582	$203,582
Tara Walpert Levy	$45,000	$134,582	$179,582
Fernando Machado	$37,000	$134,582	$171,582
David Obstler	$50,000	$134,582	$184,582
Yvonne Wassenaar	$40,000	$134,582	$174,582

(1)
Amounts reported represent the aggregate grant date fair value of RSUs granted to our non-employee directors during our 2026 fiscal year under the 2021 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2026 fiscal year. This amount does not reflect the actual economic value that may be realized by the non-employee directors.

(2)	As of January 31, 2026, the aggregate number of shares underlying outstanding stock options and unvested RSUs held by each of our non-employee directors was as follows:

Name	Number of Shares Underlying Options	Number of Restricted Stock Units
Neeraj Agrawal	—	5,033
Phillip M. Fernandez	145,692	5,033
Tara Walpert Levy	—	5,033
Fernando Machado	—	5,033
David Obstler	—	5,033
Yvonne Wassenaar	—	8,659

Mr. Magnuson, our Chief Executive Officer, is a member of our board of directors but does not receive any additional compensation for his service as a director. See the section titled “2026 Fiscal Year Executive Compensation Program” and “Other Features of Our Executive Compensation Program” for more information regarding the compensation earned by Mr. Magnuson.
Non-Employee Director Compensation Policy
Our board of directors has adopted a non-employee director compensation policy that is applicable to all of our non-employee directors and provides that each such non-employee director will receive the following compensation for service on our board of directors:
•	an annual cash retainer of $30,000;
•	an additional annual cash retainer of $30,000 for service as non-executive Chairperson;
•	an additional annual cash retainer of $15,000 for service as Lead Independent Director;
•
an additional annual cash retainer of $10,000 for service as a member of the audit committee, $7,000 for service as a member of the compensation committee and $4,000 for service as a member of the nominating and corporate governance committee;

•
an additional annual cash retainer of $20,000 for service as Chairperson of the audit committee, $14,000 for service as Chairperson of the compensation committee and $8,000 for service as Chairperson of the nominating and corporate governance committee, each in lieu of the annual cash retainer for service as a member of such committee as described above;

•
an initial RSU award granted upon a non-employee director’s initial election or appointment to the board of directors, with a value equal to $225,000 as of the date of grant and vesting in three equal annual installments on the first three anniversaries of the date of grant; and

•
an additional RSU award, granted at each annual meeting of our stockholders, to each non-employee director serving on such date, with a value equal to $175,000 (subject to adjustment as set forth in the non-employee director compensation policy) as of the date of grant and vesting on the earlier of the first anniversary of the date of grant or the date immediately preceding the date of the following annual meeting of our stockholders.

The vesting of each non-employee director’s RSU award is subject to such director’s continuous service with us as of the applicable vesting date. Any awards granted under the policy that are unvested as of the occurrence of a change in control (as defined in the 2021 Plan) will automatically vest immediately prior to such change in control. Pursuant to the non-employee director compensation policy, the compensation described above, shall be subject to the limits on non-employee director compensation set forth in the 2021 Plan.

PROPOSAL 2

APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included under the heading “Executive Compensation” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Braze Annual Meeting of Stockholders to be held on June 30, 2026, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3

RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2019. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholders’ ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Braze and our stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by Ernst & Young LLP for the periods set forth below.

	Fiscal Year Ended January 31,
	2026	2025
	(in thousands)
Audit Fees(1)	$2,580	$2,523
Audit-related Fees(2)	390	107
Tax Fees(3)	—	52
All Other Fees(4)	—	5
Total Fees	$2,970	$2,687

(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements and performance of local statutory audits.

(2)
Audit-related Fees consist of consultation on matters addressed during the audit or interim reviews, consultation on merger and acquisition matters and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, including fees for professional services related to consents and review of documents provided in connection with the filing of our Registration Statements on Form S-8 filed during the first fiscal quarter of the fiscal years ended January 31, 2025 and 2026 and with the filing of our Registration Statement on Form S-3 filed during the second quarter of the fiscal year ended January 31, 2026.

(3)	Tax fees consist of indirect (non-income) tax advisory and compliance services.
(4)	All other fees consist of publications and other online subscriptions/content.
All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and other non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, including the audit committee’s Chairperson. Any such delegation shall be effective until modified or rescinded by the audit committee, and any pre-approval decision made pursuant to such delegation must be reported to the full audit committee at its next scheduled meeting.
The audit committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION
The State of Delaware, where Braze is incorporated, enacted legislation that expands exculpation protection to officers, thereby enabling companies to eliminate the monetary liability of certain officers in certain circumstances, similar to, but more limited than, the protection already afforded to directors under our Eighth Amended and Restated Certificate of Incorporation (the “Existing Charter”).
After consideration, our board of directors, after recommendation of the same by our nominating and corporate governance committee, is asking stockholders to adopt the proposed amendment to our Existing Charter, in the form attached as Appendix A to this proxy statement (the “Amended Charter”). The Amended Charter would amend the Existing Charter by adding an Article VIII to limit the liability of certain officers for monetary liability for breach of fiduciary duty of care to the extent permitted by Delaware law, as described below (the “Exculpation Amendment”).
The general descriptions of the Amended Charter set forth in this proposal are qualified in their entirety by reference to the text thereof, which is attached as Appendix A to this proxy statement.
Following unanimous recommendation of the same by our nominating and corporate governance committee, our board of directors approved the Amended Charter, declared it advisable, and recommended its adoption by our stockholders, on March 23, 2026
Background, Purpose and Effect of the Exculpation Amendment
Pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), Article VI of the Existing Charter already eliminates (i.e., exculpates) directors’ monetary liability for breaches of the fiduciary duty of care. Since the approval of our Existing Charter, DGCL Section 102(b)(7) has been amended to allow a company’s certificate of incorporation to exculpate officers from monetary liability for breach of fiduciary duty in a manner similar to that which is permitted for directors.
As part of its ongoing consideration of appropriate corporate governance structures, our board of directors has determined that it is appropriate to update the Existing Charter consistent with the amended Section 102(b)(7) of the DGCL. The Exculpation Amendment would add a new Article VIII to the Existing Charter to eliminate the monetary liability of our officers for breaches of the fiduciary duty of care in any direct claim and, consistent with applicable law. Officers will not be exculpated under the Exculpation Amendment (i) for any breach of the officer’s duty of loyalty to the company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit; or (iv) for any action by or in the right of the company. Further, the Exculpation Amendment will only operate prospectively and apply to acts or omissions occurring after the Amended Charter becomes effective. Under the Exculpation Amendment, the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the Securities and Exchange Commission because such person is or was one of the most highly compensated executive officers, or (iii) has consented to service of process in Delaware by written agreement.
Reason for the Exculpation Amendment
Our board of directors believes it is important to protect our officers to the fullest extent permitted by the DGCL to continue to attract and retain experienced and highly qualified officers. Following the relevant amendments to the DGCL, other Delaware corporations have adopted, and will likely continue to adopt, amendments to their certificates of incorporation that limit the personal liability of officers. Additionally, the corporate laws of several other states also permit corporations to exculpate officers in a similar manner to the DGCL. Failure to adopt the Exculpation Amendment could impede our ability to attract and retain highly qualified and experienced officers.
Taking into account the limits on the type of claims for which officers’ liability would be exculpated, the fact that several other states already permit corporations to eliminate or limit officer liability, and the benefits our nominating and corporate governance committee and board of directors believe would accrue to us and our stockholders in the form of an enhanced ability to attract and retain talented officers and the potential to discourage frivolous lawsuits, our board of directors determined that it is in our best interests and those of our stockholders to amend the Existing Charter as described herein.
Effective Time of the Proposed Amendments
If our stockholders approve the Amended Charter, it will become effective upon filing of the Amended Charter with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval. However, in accordance with Delaware law, even if our stockholders approve the Amended Charter, our board of directors retains the discretion to abandon, and not implement, the Amended Charter at any time before it becomes effective. Should stockholder approval not be obtained, the proposed changes will not be implemented, and our Existing Charter will continue in effect pursuant to its current terms.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDED CHARTER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of the Record Date by:
•	each of our named executive officers;
•	each of our directors and director nominees;
•	all of our executive officers, directors and director nominees as a group; and
•	each person or entity known by us to be beneficial owners of more than five percent of our outstanding common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 111,783,722 shares of Class A common stock outstanding as of the Record Date. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to stock options or RSUs held by the person that are currently exercisable, or, if unexercisable or unvested, that would become exercisable or vest based on service-based vesting conditions, as applicable, within 60 days of the Record Date. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Braze, Inc., 63 Madison Building, 28 E. 28th St., 12th Floor, New York, New York 10016.

	Class A Common Stock
Beneficial Owner	Number of Shares	%
5% Stockholders:
Entities affiliated with MCG7 Inc.(1)	7,634,408	6.8
Directors and Named Executive Officers:
William Magnuson(2)	5,485,123	4.9
Isabelle Winkles(3)	315,101	*
Jonathan Hyman(4)	2,029,437	1.8
Astha Malik(5)	97,205	*
Edward McDonnell(6)	8,571	*
Neeraj Agrawal(7)	5,711,181	5.1
Phillip M. Fernandez(8)	165,994	*
Tara Walpert Levy(9)	156,802	*
Fernando Machado(10)	13,970	*
David Obstler(11)	68,052	*
Yvonne Wassenaar(12)	8,947	*
Our executive officers and directors as a group (12 persons)(13)	14,249,082	12.5

*	Less than one percent.
(1)
Based on Schedule 13G/A filed on February 17, 2026 by entities associated with MCG7 Capital Inc. (“MCG7”). Consists of (a) 7,278,960 shares of Class A common stock held by Binder Clip Holdings LLC (“Binder”) and (b) 355,448 shares of Class A common stock Appboy BH LLC (“Appboy”). Binder is the indirect wholly-owned subsidiary of MCG7 Capital Inc. (“MCG7”) and Appboy is a direct wholly-owned subsidiary of Binder. MCG7 may be deemed to beneficially own the shares held by Binder and Appboy. Voting and dispositive power with respect to the shares held by Appboy is exercised by the board of managers of Appboy. Voting and dispositive power with respect to the shares held by Binder is exercised by the board of managers of Binder. Decisions of MCG7 are made by a vote of a majority of directors, and as a result, no single person has voting or dispositive authority over such securities. Each director of MCG7, each manager of Binder, and each manager of Appboy disclaims beneficial ownership of such securities. The address of MCG7 is c/o Fasken, 550 Burrard Street, Suite 2900, Vancouver, British Columbia, V6C 0A3, Canada, the address of Binder is c/o Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, and the address of Appboy is c/o Aprio, 7 Penn Plaza, Suite 210, New York, NY 10001.

(2)
Consists of (a) 4,164,250 shares of Class A common stock, (b) 470 shares of Class A common stock held by a limited liability company (c) 69,125 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, and (d) 1,251,658 shares of Class A common stock issuable upon the exercise of stock options.

(3)
Consists of (a) 89,250 shares of Class A common stock, (b) 32,070 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units and (c) 193,781 shares of Class A common stock issuable upon the exercise of stock options.

(4)
Consists of (a) 1,580,362 shares of Class A common stock, (b) 23,862 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, (c) 71,436 shares of Class A common stock held by a family trust, (d) 28,564 shares of Class A common stock held by a family trust, and (e) 325,213 shares of Class A common stock issuable upon the exercise of stock options.

(5)	Consists of (a) 61,282 shares of Class A common stock and (b) 35,923 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units.
(6)	Consists of 8,571 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units.
(7)
Based on Form 4 filed on February 3, 2026 by Mr. Agrawal. Consists of (a) 714,569 shares of Class A common stock by Battery Ventures XI-A, L.P.(“BV11-A”), (b) 188,805 shares of Class A common stock held by Battery Ventures XI-B, L.P. (“BV 11-B”), (c) 742,400 shares of Class A common stock held by Battery Ventures XI-A Side Fund, L.P. (“BV11-A SF”), (d) 160,974 shares of Class A common stock held by Battery Ventures XI-B Side Fund, L.P. (“BV11-B SF”), (e) 33,116 shares of Class A common stock held by Battery Investment Partners XI, LLC (“BIP11”), (f) 2,537,467 shares of Class A common stock held by Battery Ventures Select Fund I, L.P. (“BV Select I”), (g) 250,958 shares of Class A common stock held by Battery Investment Partners Select Fund I, L.P. (“BIP Select I”), (h) 189,736 shares of Class A common stock, (i) 888,123 shares of Class A common stock held by a family trust and (j) 5,033 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units. The general partner of BV11-A and BV11-B and managing member of BIP11 is Battery Partners XI, LLC (“BP11”). The general partner of BV11-A SF and BV11-B SF is Battery Partners XI Side Fund, LLC (“BP11SF”). The general partner of BV Select I is Battery Partners Select Fund I, L.P. (“BP Select I”). The general partner of BP Select I and BIP Select I is Battery Partners Select Fund I GP, LLC (“BP Select I GP”). The managing members of each of BP11 and BP11SF who may be deemed to share voting and dispositive power with respect to the shares held by BV11-A, BV11-B, BIP11, BV11-A SF and BV11-B SF are Neeraj Agrawal, Michael Brown, Jesse Feldman, Russell Fleischer, Roger Lee, Chelsea Stoner, Dharmesh Thakker, and Scott Tobin (the “BV Managing Members”). The managing members of BP Select I GP who may be deemed to share voting and dispositive power with respect to the shares held by BV Select I and BIP Select I are the BV Managing Members and Morad Elhafed. Each of the foregoing disclaims beneficial ownership of the securities owned by the entities affiliated with Battery Ventures except to the extent of its, his or her pecuniary interest therein. The address of each of these entities is One Marina Park Drive, Suite 1100, Boston, Massachusetts 02210.

(8)
Consists of (a) 15,269 shares of Class A common stock, (b) 5,033 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units and (c) 145,692 shares of Class A common stock issuable upon the exercise of stock options.

(9)
Consists of (a) 89,207 shares of Class A common stock, (b) 5,033 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units and (c) 62,562 shares of Class A common stock held by a family trust.

(10)	Consists of (a) 8,937 shares of Class A common stock and (b) 5,033 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units.
(11)	Consists of (a) 63,019 shares of Class A common stock and (b) 5,033 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units.
(12)	Consists of (a) 2,101 shares of Class A common stock and (b) 6,846 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units.
(13)
Consists of (a) 12,048,294 shares of Class A common stock, (b) 211,582 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units, and (c) 1,989,206 shares of Class a common stock issuable upon the exercise of stock options.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Braze. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended January 31, 2026, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that (i) three reports, covering thirteen transactions, were filed late by Battery Partners XI, LLC and affiliates Scott Tobin and Neeraj Agrawal, (ii) one amendment was filed by Braze, Inc. to correct an erroneous report, and (iii) one initial statement of beneficial ownership of securities was filed late by Edward McDonnell.

Stock Performance Graph
The graph below shows a comparison, from November 17, 2021 (the date our Class A common stock commenced trading on Nasdaq) through January 31, 2026, of the cumulative total return to stockholders of our Class A common stock relative to the Nasdaq Composite Index (the “Nasdaq Composite”) and the Nasdaq Computer Index (the “Nasdaq Computer”).
The graph assumes that $100.00 was invested in each of our Class A common stock, the Nasdaq Composite and the Nasdaq Computer at their respective closing prices on November 17, 2021 and assumes reinvestment of gross dividends. The stock price performance shown in the graph represents past performance and should not be considered an indication of future stock price performance.

Comparison of Cumulative Total Returns
Dollar
200.00
150.00
100.00
50.00
0.00
11/17/2021
1/31/2022
4/30/2022
7/31/2022
10/31/2022
1/31/2023
4/30/2023
7/31/2023
10/31/2023
1/31/2024
4/30/2024
7/31/2024
10/31/2024
1/31/2025
4/30/2025
7/31/2025
10/31/2025
1/31/2026
BRZE
Nasdaq Composite Index
Nasdaq Computer Index

This performance graph shall not be deemed “soliciting material” or to be “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of Braze, Inc. under the Securities Act or the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS
The following is a summary of transactions since February 1, 2025, to which we have been a participant in which:
•	the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Affiliated Vendor
Mr. Obstler also serves as the Chief Financial Officer of Datadog, Inc., one of our vendors. We have purchased services from Datadog, Inc. in the aggregate amount of approximately $3.8 million in the fiscal year ended January 31, 2026.
Equity Grants to Directors and Executive Officers
We have granted stock options and restricted stock awards to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers, see the sections titled “Executive Compensation” and “Non-Employee Director Compensation.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Indemnification Matters.”
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker or us. Direct your written request to us by phone at +1 (609) 964-0585 or via email at ir@braze.com. Stockholders who currently receive multiple copies of the Notices at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Susan Wiseman
General Counsel and Secretary
May , 2026

We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, with the SEC, and we will furnish a copy of our annual report to stockholders concurrently with filing these proxy materials with the SEC. Accordingly, our Annual Report on Form 10-K and annual report to stockholders are available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement, our annual report to stockholders and our Annual Report on Form 10-K at investors.braze.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 is also available without charge upon written request to us via email at ir@braze.com.

APPENDIX A
Proposed Amendments to Our Certificate of Incorporation (Proposal No. 4)
The proposed addition of Article VIII to our certificate of incorporation related to Proposal No. 4 is shown below.
VIII.
No officer of the Company shall be personally liable to the Company or its stockholders for monetary damages, for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit; or (iv) for any action by or in the right of the Company. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of officers of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
A-1

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION

braze

BRAZE, INC.
63 MADISON BUILDING
28 E. 28TH STREET
13TH FLOOR
NEW YORK, NY 10016

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 29, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BRZE2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 29, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V96507-P51543

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRAZE, INC.

The Board of Directors recommends you vote FOR all the following director nominees:

1. Election of Two Class II Directors, each to hold office until our 2029 Annual Meeting of Stockholders.

Nominees:	**For**	**Withhold**
1a. Neeraj Agrawal	☐	☐
1b. Yvonne Wassenaar	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxyholders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V96508-P51543

BRAZE, INC.
Annual Meeting of Stockholders
June 30, 2026 2:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) William Magnuson, Isabelle Winkles, Nathan Jeffries and Pankaj Malik, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Braze, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/BRZE2026, originating from New York, New York at 2:00 PM ET on June 30, 2026, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations on all proposals. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Continued and to be signed on reverse side